SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SEQUENOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON June 10, 2014

To the Stockholders of Sequenom, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sequenom, Inc., a Delaware corporation (the “Company”), will be held on June 10, 2014 at 9:00 a.m. local time at the corporate headquarters of the Company located at 3595 John Hopkins Court, San Diego, California 92121 for the following purposes:

1.	to elect Kenneth F. Buechler, John A. Fazio, Harry F. Hixson, Jr., Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, David Pendarvis, Charles P. Slacik, and William Welch as directors to hold office until the annual meeting of stockholders in 2015;

2.	to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

3.	to ratify our Audit Committee’s selection of Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	to conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

The record date for the annual meeting is April 14, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Harry F. Hixson, Jr.

Chairman of the Board of Directors

and Chief Executive Officer

San Diego, California

April 25, 2014

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY MAILED TO YOU, OR VOTE OVER THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

June 10, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 25, 2014 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 5, 2014.

What am I voting on?

There are three matters scheduled for a vote at the annual meeting:

•

Election of Kenneth F. Buechler, John A. Fazio, Harry F. Hixson, Jr., Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, David Pendarvis, Charles P. Slacik, and William Welch as directors to hold office until the annual meeting of stockholders in 2015;

•	Advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•	Ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 14, 2014 will be entitled to vote at the annual meeting. At the close of business on this record date, there were 116,392,957 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 14, 2014 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to complete and return the proxy card or vote on the internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 14, 2014 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in street name, and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may withhold your vote for any nominee you specify. You cannot vote for a greater number of persons than the number of nominees to the Board of Directors named. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or on the internet as instructed below, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote through the internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 9, 2014 to be counted.

•	To vote in person, come to the annual meeting, and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted.

To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 14, 2014.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director, “For” the advisory vote to approve executive compensation and “For” the ratification of our Audit Committee’s selection of Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2014. If any other matter is properly presented at the meeting, your proxy will vote your shares using his best judgment.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy through the internet.

•	You may send a written notice that you are revoking your proxy to Sequenom’s Secretary at 3595 John Hopkins Court, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you must follow the instructions provided by your broker or bank to change your vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, in the election of directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Please see the more detailed description of the effect of broker non-votes on specific proposals in the answer to “How many votes are needed to approve each proposal?” below.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the applicable rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes to approve named executive officer compensation.

How many votes are needed to approve each proposal?

•

For the election of directors, the nine nominees receiving the most “For” votes from the shares present in person or represented by proxy and entitled to vote at the annual meeting, will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

Proposal 2, advisory vote to approve the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal 3 to ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 must receive “For” votes from a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On April 14, 2014 the record date, there were 116,392,957 shares outstanding and entitled to vote. As a result 58,196,479 of these shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we will file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailed and internet hosted proxy materials, our officers, employees and directors may also solicit proxies in person, by telephone or by other means of communication. Officers, employees and directors will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2015 annual meeting of stockholders is December 26, 2014. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must also do so by December 26, 2014. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current Bylaws are available at the SEC’s website, www.sec.gov, or upon written request to Secretary, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of nine members and is not classified. Each director serves for a one-year term. At the annual meeting, the term of office of all directors will expire.

The Nominating and Corporate Governance Committee of the Board of Directors has nominated Kenneth F. Buechler, John A. Fazio, Harry F. Hixson, Jr., Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, David Pendarvis, Charles P. Slacik, and William Welch for election to the Board of Directors. Current director Ernst-Günter Afting, Ph.D., M.D., informed us in November 2013 that he would not stand for re-election at the 2014 annual meeting and as a result the Nominating and Corporate Governance Committee did not nominate Dr. Afting for re-election. Drs. Buechler, Hixson, Lai-Goldman, Lerner and Lindsay and Messrs. Fazio, Pendarvis and Slacik were previously elected by our stockholders at our 2013 annual meeting. Mr. Welch was recommended to our Nominating and Corporate Governance Committee as a candidate for director by Dr. Hixson, a current director and our current chief executive officer. If elected at the annual meeting, each nominee would serve until the 2015 annual meeting and his or her successor is elected and qualified.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Buechler, Mr. Fazio, Dr. Hixson, Dr. Lai-Goldman, Dr. Lerner, Dr. Lindsay, Mr. Pendarvis, Mr. Slacik, and Mr. Welch. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares represented by such proxies will be voted for the election of any substitute nominee proposed by the Nominating and Corporate Governance Committee. Each of the nominees has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

Nominees for Election for a One-year Term Expiring at the 2015 Annual Meeting

Kenneth F. Buechler, Ph.D.

Dr. Buechler, 60, has served as a director since December 2009. Dr. Buechler was President and Chief Scientific Officer of Biosite Incorporated, a provider of diagnostic products and antibody development technologies, from 2003 to 2007, and prior to that was a co-founder and held roles as Director of Chemistry and Vice-President of Research and Development from 1988 to 2003. Prior to forming Biosite, Dr. Buechler was a senior research scientist for the diagnostics research and development group at Hybritech Incorporated, a biotechnology company located in San Diego. Dr. Buechler served on the board of directors of Adnavance, Inc. from March 2008 until April 2010. Dr. Buechler currently serves on the board of directors of Quidel Corp., Sotera Wireless Inc., Edico Genome Inc., and Astute Medical Inc. Dr. Buechler received his Ph.D in biochemistry from Indiana University.

The Nominating and Corporate Governance Committee believes Dr. Buechler’s business experience in diagnostics research and as a co-founder and executive officer of Biosite, including the successful development of a number of diagnostic products, and his service on other public company boards combined with his business acumen and judgment provide our Board of Directors with valuable scientific and operational expertise and leadership skills.

John A. Fazio

Mr. Fazio, 70, has served as a director since 2007. Mr. Fazio is a former senior general practice partner of PricewaterhouseCoopers, a global accounting and professional services company. Mr. Fazio retired from PricewaterhouseCoopers in 2000 following 35 years of service during which he held a variety of senior positions in accounting, auditing, consulting, and administration. Currently, Mr. Fazio serves on the board of directors of Heidrick & Struggles International, Inc. Mr. Fazio served on the board of directors of Imclone Systems, Inc. from February 2003 until April 2006, and served on the board of directors of Dendrite International, Inc. from March 2003 until August 2007. Mr. Fazio is a member of the American Institute of Certified Public Accountants and the Institute of Management Accountants and holds an M.A. from Ohio State University.

The Nominating and Corporate Governance Committee believes that Mr. Fazio’s knowledge and understanding of accounting and finance, his service in senior management positions at a leading public accounting firm, and his service on other public company boards combined with his business acumen and judgment provide our Board of Directors with valuable accounting, financial and operational expertise and leadership skills.

Harry F. Hixson, Jr., Ph.D.

Dr. Hixson, 75, has served as our Chief Executive Officer since September 2009 and will retire from that position on June 10, 2014. Dr. Hixson has served as Chairman of the Board of Directors since 2003. He served as a director of BrainCells, Inc., from December 2003 to February 2011, where he also served as Chief Executive Officer from July 2004 until September 2005. Dr. Hixson served as Chief Executive Officer of Elitra Pharmaceuticals, Inc., a biopharmaceutical company focused on anti-infective drug development, from February 1998 until May 2003. He served as President and Chief Operating Officer of Amgen Inc., and as a member of its board of directors from 1988 to 1991. Prior to Amgen, Dr. Hixson held various management positions with Abbott Laboratories, including Vice President, Diagnostic Products Business Group, and Vice President, Research and Development, in the Diagnostics Division. Dr. Hixson also is a director of Arena Pharmaceuticals, Inc., and from September 2006 until May 2010 served as a director of Infinity Pharmaceuticals, Inc., and from February 2009 until September 2010 served as a director of Novabay Pharmaceuticals. Dr. Hixson received his Ph.D. in Physical Biochemistry from Purdue University and an M.B.A. from the University of Chicago.

The Nominating and Corporate Governance Committee believes Dr. Hixson’s business experience, including his extensive experience as an executive officer of biopharmaceutical companies and his service on various public company boards, combined with his business acumen and judgment provide our Board of Directors with valuable scientific and operational expertise and leadership skills.

Myla Lai-Goldman, M.D.

Dr. Lai-Goldman, 56, has served as a director since September 2012. Since September 2008, she has been the managing partner of Personalized Science, LLC, a consulting company she founded that is focused on innovative diagnostics for patients’ unmet clinical needs. Dr. Lai-Goldman is also the Chief Executive Officer and President of GeneCentric Diagnostics, Inc., a molecular diagnostics company focused on developing and commercializing assays that enable oncologists and their patients to make informed, individualized, treatment decisions. Dr. Lai-Goldman has been with GeneCentric Diagnostics, Inc., since June 2011. Dr. Lai-Goldman currently serves on the board of directors of West Pharmaceuticals Services, Inc., a provider of drug administration systems, and is also a venture partner with Hatteras Venture Partners, as position she has held since August 2011. From June 2009 to December 2010, Dr. Lai-Goldman was Chief Executive Officer and Chief Scientific Officer of CancerGuide Diagnostics, Inc., a life science company focused on the development and commercialization of genomic-based clinical and pharmaceutical cancer tests and services. From 1990 to December 2008, Dr. Lai-Goldman served in various roles at Laboratory Corporation of America Holdings and its predecessor company, Roche Biomedical Laboratories, a clinical laboratory company, including Executive Vice President, Chief Medical Officer, and Chief Scientific Officer. Dr. Lai-Goldman is a recognized author and speaker on clinical diagnostics. Dr. Lai-Goldman received her B.S. in biology from the University of Pennsylvania and her medical degree from Columbia University. Dr. Lai-Goldman completed a pathology residency and surgical pathology fellowship at The University of California, Los Angeles, and a hematopathology fellowship at The University of North Carolina, Chapel Hill. Dr. Lai-Goldman is board certified in anatomic and clinical pathology.

The Nominating and Corporate Governance Committee believes that Dr. Lai-Goldman’s clinical laboratory medicine and diagnostics experience, and business experience as an executive officer, combined with her business acumen and judgment provide our Board of Directors with valuable scientific and operational expertise and leadership skills.

Richard A. Lerner, M.D.

Dr. Lerner, 75, has served as a director since 2007. Dr. Lerner served as President of the Scripps Research Institute, a private, non-profit biomedical research organization from 1986 to January 2012, and since then has served and continues to serve as Institute Professor. Dr. Lerner received the Wolf Prize in Chemistry in 1994, the California Scientist of the Year Award in 1996, the Paul Ehrlich and Ludwig Darmstaedter Prize in 2003, and the Prince of Asturias Award in 2012 for his achievements in the development of catalytic antibodies and combinatorial antibody libraries. Dr. Lerner is a member of the Royal Swedish Academy of Sciences and the National Academy of Sciences. Dr. Lerner served as a director of Kraft Foods, Inc. from 2005 to March 2012 and currently serves as a director of Opko Health, Inc., Teva Pharmaceutical Industries Ltd., IntraCellular Therapies, and Zebra Biologics, Inc. Dr. Lerner received his M.D. from Stanford Medical School.

The Nominating and Corporate Governance Committee believes that Dr. Lerner’s business experience as a research scientist and executive officer, including his service as a director of other public companies, combined with his business acumen and judgment provide our Board of Directors with valuable scientific and operational expertise and leadership skills.

Ronald M. Lindsay, Ph.D.

Dr. Lindsay, 66, has served as a director since 2003. Dr. Lindsay served as our Executive Vice President of Strategic Planning from December 2012 through December 2013. Dr. Lindsay previously served as our Executive Vice President of Research and Development from August 2010 until December 2012 and as our interim Senior Vice President of Research and Development from September 2009 until August 2010. He currently serves as Chief Executive Officer and Chairman of the Board of Directors of Zebra Biologics, Inc., a therapeutic antibody development company that Dr. Lindsay founded in July 2013, and also operates Milestone Consulting, a biopharmaceutical consulting firm. Dr. Lindsay served as Vice President, Research and Development, and Chief Science Officer of diaDexus Inc., a biotechnology company, from 2000 to January 2004. From 1997 through 2000, Dr. Lindsay served in various senior management roles with Millennium Pharmaceuticals, Inc., a biopharmaceutical company. From 1989 to 1997, Dr. Lindsay served in various roles with Regeneron Pharmaceuticals Inc., of which he was a founding scientist. He is a director of Arqule Inc. and NeurocentRx Ltd. Dr. Lindsay received his Ph.D. in Biochemistry from the University of Calgary.

The Nominating and Corporate Governance Committee believes that Dr. Lindsay’s business experience including as an executive officer and research scientist, and his service on other public company boards combined with his business acumen and judgment provide our Board of Directors with valuable scientific and operational expertise and leadership skills.

David Pendarvis

Mr. Pendarvis, 55, has served as a director since December 2009. Mr. Pendarvis is Chief Administrative Officer, Global General Counsel and Secretary of ResMed Inc., a medical device company focused on sleep-disordered breathing. He has been with ResMed since 2002. From 2000 until 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP. Until 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California. Mr. Pendarvis received his J.D. from the University of Texas School of Law and his M.S. in executive leadership from the University of San Diego.

The Nominating and Corporate Governance Committee believes that Mr. Pendarvis’ experience as an executive officer at a medical device company and as an attorney, combined with his business acumen and judgment provide our Board of Directors with valuable operational expertise and leadership skills.

Charles P. Slacik

Mr. Slacik, 60, has served as a director since June 2011. Mr. Slacik was Chief Financial Officer and Senior Vice President of Finance of Beckman Coulter Inc., a leading manufacturer of biomedical testing instrument systems, tests and supplies, from October 2006 to September 2011 and was responsible for all aspects of financial management and information technology. From 2003 to 2006, Mr. Slacik served as Executive Vice President and Chief Financial Officer of Watson Pharmaceuticals, Inc., an integrated global pharmaceutical company engaged in the development, manufacturing, marketing, sale and distribution of generic, brand and biologic pharmaceutical products. From 1999 to 2003, Mr. Slacik served as Senior Vice President and Chief Financial officer of C.R. Bard, Inc., a developer and manufacturer of medical technologies in the fields of vascular, urology, oncology and surgical specialty products. Currently, Mr. Slacik serves on the board of directors of STAAR Surgical Company. Mr. Slacik earned a Bachelor of Science degree in accounting and finance from the University of Connecticut and is a Certified Public Accountant.

The Nominating and Corporate Governance Committee believes that Mr. Slacik’s experience as an executive officer of biomedical and pharmaceutical companies, combined with his business acumen and judgment provide our Board of Directors with valuable financial, healthcare and operational expertise and leadership skills.

William Welch

Mr. Welch, 52, has served as our President and Chief Operating Officer since December 2012 and served as our Senior Vice President, Diagnostics, from January 2011 to December 2012. Effective June 10, 2014, Mr. Welch will serve as our Chief Executive Officer. Prior to joining us, from September 2009 to January 2011, Mr. Welch was a consultant to molecular diagnostic companies in the personalized medicine sector. From August 2005 to September 2009, Mr. Welch was Senior Vice President and Chief Commercial Officer at Monogram Biosciences, a bioscience laboratory services company. Prior to Monogram, Mr. Welch held commercial management positions at La Jolla Pharmaceuticals and Dade Behring MicroScan, and initially entered the healthcare field with Abbott Laboratories where he held progressive management positions, including General Manager. Mr. Welch received his M.B.A from Harvard University and a B.S. with honors in chemical engineering from the University of California, Berkeley.

The Nominating and Corporate Governance Committee believes that Mr. Welch’s experience as an executive officer and commercial leader of laboratory, pharmaceutical, and healthcare companies, combined with his business acumen and judgment provide our Board of Directors with valuable healthcare and operational expertise and leadership skills.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE IN FAVOR OF EACH NAMED NOMINEE.

Vacancies on the Board of Directors

Vacancies on the Board of Directors may be filled only with the approval of at least two-thirds of the directors then in office. A director elected by the Board of Directors to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve until the next annual meeting of stockholders and the director’s successor is elected and qualified.

Independence of the Board of Directors

As required under applicable Nasdaq Marketplace Rules, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our

Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq Marketplace Rules, as in effect time to time. We require each independent director of the Board of Directors to annually certify, in writing, to the Chair of the Nominating and Corporate Governance Committee that he or she is independent under the Nasdaq Marketplace Rules and to immediately inform the Board of Directors of any change in his or her independent status.

Consistent with these considerations, after review of all relevant transactions and relationships between each director or any of his or her family members, and our senior management, our independent registered public accounting firm and us, the Board of Directors affirmatively has determined that all of the directors who served in 2013 were independent directors within the meaning of the applicable Nasdaq Marketplace Rules, except for Dr. Hixson, our current Chief Executive Officer, and Dr. Lindsay, our former Executive Vice President of Strategic Planning.

As required under applicable Nasdaq Marketplace Rules, in 2013 our independent directors met in regularly scheduled executive sessions at which only independent directors were present. We have a policy that following each regular meeting of the Board of Directors, the independent directors are required to hold an executive session without the attendance or participation of our Chief Executive Officer or any other officer or employee.

We also have a policy prohibiting our directors from serving on the Board of Directors of more than four public or private for-profit companies (not including Sequenom or any of our subsidiaries or affiliates).

Board of Directors Leadership Structure

Our Board of Directors is currently chaired by our Chief Executive Officer, Dr. Hixson. The Board of Directors has also appointed Dr. Lerner as lead independent director.

As a general policy, our Board of Directors believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. Until September 2009, the positions of Chairman of the Board and Chief Executive Officer were held by different individuals. In September 2009, our Board of Directors appointed Dr. Hixson as Chief Executive Officer given his knowledge of the Company and business experience. We expect and intend the positions of Chairman of the Board of Directors and Chief Executive Officer to be held by two individuals starting June 10, 2014, when Dr. Hixson completes his service as Chief Executive Officer and Mr. Welch assumes that role.

Role of the Board of Directors in Risk Oversight

One of the Board of Director’s key functions is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board of Directors standing committees that address risks inherent in their respective areas of oversight.

In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures, including credit risks and liquidity risks, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. During 2013 the Audit Committee reviewed and discussed reports from management, independent auditors and other committees with respect to accounting and financial controls, assessment of business risks and certain matters related to legal and ethical compliance programs. Our Nominating and Corporate Governance Committee develops and monitors the effectiveness of our corporate governance policies and principles, including oversight of risks associated with potential conflicts of interest. The Compensation Committee reviews and approves individual and corporate performance goals, advises the Board of Directors regarding the adoption, modification, or termination of compensation plans and policies and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Science Committee advises the Board of Directors regarding risks associated with our technological and scientific research, monitors the sufficiency of laboratory controls and procedures, assesses procedures for the conduct of research and development and clinical studies and oversees external review of our research and development programs.

Continuing Education

We have a policy requiring new directors to participate in an initial orientation program upon election to the Board of Directors and in regular continuing education programs thereafter, in order that they fully understand their directorial responsibilities and can faithfully fulfill their fiduciary duties. This continuing education, outlining the essential elements of best corporate governance practices and informing directors of new developments in this area, is conducted by our general counsel or otherwise by a designated outside counsel with corporate governance expertise.

Meetings of the Board of Directors

The Board of Directors met 10 times during 2013. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Attendance at Annual Meetings

We have adopted a policy of inviting and strongly encouraging our directors and nominees for director to attend our annual meetings of stockholders. Eight of our nine directors attended our annual meeting in 2013.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available in the Corporate Governance section under “Invest” on our website at www.sequenom.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to the principal executive, financial or accounting officers, we will promptly disclose the nature of the amendment or waiver on our website.

Communication with the Board of Directors

Persons interested in communicating with our Board of Directors regarding their concerns or issues may send written correspondence to the Board of Directors in care of the Secretary at Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by email to “board@sequenom.com”. The Secretary will screen communications for spam, junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding to the Board of Directors. The process regarding security holder communications with the Board of Directors may be found on our website at www.sequenom.com, under the Corporate Governance section under “Invest.”

Board of Directors Committees

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science Committee. The following table provides current membership and meeting information for 2013 for each of the standing committees:

Name	Audit		Compensation		Nominating and Corporate Governance		Science
Ernst-Gunter Afting(1)							X
Kenneth F. Buechler			X				X	*
John A. Fazio	X	*
Harry F. Hixson, Jr.
Myla Lai-Goldman(2)					X	*	X
Richard A. Lerner			X		X		X
Ronald M. Lindsay							X
David Pendarvis(3)	X				X
Charles P. Slacik(4)	X		X	*
Total meetings in 2013	12		8		5		3

*	Current Committee Chair
(1)	Dr. Afting served as Chair of the Nominating and Corporate Governance Committee until March 2014. Dr. Afting’s term as a director will end at the Annual Meeting, at which time his service on the Science Committee will end.
(2)	Dr. Lai-Goldman was appointed Chair of the Nominating and Corporate Governance Committee effective March 2014.
(3)	Mr. Pendarvis served as Chair of the Compensation Committee until March 2014 and was appointed to the Nominating and Corporate Governance Committee effective March 2014.
(4)	Mr. Slacik was appointed Chair of the Compensation Committee effective March 2014.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each current member of each committee meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Nominating and Corporate Governance Committee

Three directors comprise the Nominating and Corporate Governance Committee: Dr. Lai-Goldman (chair), Dr. Lerner, and Mr. Pendarvis. Mr. Pendarvis was added to the Nominating and Corporate Governance Committee in March 2014 in connection with Board of Director committee membership rotations approved by our Board of Directors in March 2014. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors consistent with criteria approved by the Board of Directors; reviewing and evaluating incumbent directors; selecting candidates for election to the Board of Directors; making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors; assessing the performance of management and the Board of Directors; evaluating and establishing policies prohibiting the purchase of financial instruments designed to hedge against market risk; and overseeing corporate governance matters. Our Nominating and Corporate Governance Committee charter may be found in the Corporate Governance section under “Invest” on our website at www.sequenom.com. All members of the Nominating and Corporate Governance Committee are independent (as currently defined in Nasdaq Marketplace Rule 5605(a)(2)).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long term interests of our stockholders. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, our Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that the Board of Directors members represent diverse viewpoints. The Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long term interests of stockholders. In conducting this assessment, the Committee considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board of Directors to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent under applicable Nasdaq and SEC rules. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121. Such recommendations must be received by the Nominating and Corporate Governance Committee at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Audit Committee

Three directors comprise the Audit Committee: Mr. Fazio (chair), Mr. Pendarvis and Mr. Slacik. The Audit Committee oversees our corporate accounting and financial reporting process, the systems of internal control over financial reporting and disclosure controls and procedures. The Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm that audits our financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; receives and reviews at least annually written statements from the independent registered public accounting firm affirming their independence and delineating their relationships with us or our employees with financial oversight roles that may reasonably be thought to bear on independence; confers with management and the independent registered public accounting firm regarding any fraud, whether or not material, that includes management or other employees who have any significant role in our internal control over financial reporting and any significant changes in internal controls or other factors that could significantly affect internal controls; confers with management to ensure that adequate and effective processes are in place to maintain disclosure controls and procedures that ensure that information we are required to disclose are recorded, processed, summarized and reported accurately and within the applicable time periods and that such information is accumulated and communicated to management, as appropriate, to allow for timely decisions regarding required disclosure; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves or rejects related-person transactions; reviews and approves the disclosures to be included in our periodic reports on Form 10-K and Form 10-Q; and discusses with management and the independent registered public accounting firm the results of the annual audit and review of our quarterly financial statements. We have adopted a policy requiring the Audit Committee to hold executive sessions with our independent auditor and our financial management team as a routine item on the agenda for each of the Audit Committee’s regularly scheduled meetings other than telephonic meetings, for which executive sessions are held upon request of the Audit Committee, management, or the independent registered public accounting firm. The Audit Committee has adopted a written charter that may be found in the Corporate Governance section under “Investors” on our website at www.sequenom.com.

All communications directed to the Audit Committee in accordance with the Open Door Policy for Reporting Complaints that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded only to the Chair of the Audit Committee and designated outside counsel to the Company. The Open Door Policy for Reporting Complaints is available in the Corporate Governance section under “Invest” on our website at www.sequenom.com.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members who served on the Audit Committee in 2013 were independent (as independence is currently defined in Nasdaq Marketplace Rule 5605(a)(2) and SEC Rule 10A-3). The Board of Directors has determined that Mr. Fazio and Mr. Slacik qualify as “audit committee financial experts,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Fazio’s and Mr. Slacik’s level of knowledge and experience based on a number of factors, including their formal education and experience.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2013 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB (Rule 3526) regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Audit Committee

John A. Fazio

David Pendarvis

Charles P. Slacik

Compensation Committee

Three directors comprise the Compensation Committee: Mr. Slacik (chair), Dr. Buechler and Dr. Lerner. Mr. Slacik replaced Mr. Pendarvis as chair of the Compensation Committee in March 2014 in connection with Board of Director committee membership rotations approved by our Board of Directors in March 2014. The Compensation Committee establishes our executive compensation philosophy and reviews and approves our overall compensation strategy and policies. All members who served on the Compensation Committee in 2013 were independent and met the requirements as set forth in Nasdaq Marketplace Rule 5605(a)(2) and 5605(d). The Compensation Committee’s charter may be found in the Corporate Governance section under “Invest” on our website at www.sequenom.com. The functions of the Compensation Committee include, among other things:

•	reviewing the compensation and other terms of employment of our Chief Executive Officer and recommending such compensation and items to the Board of Directors for its approval;

•	reviewing and approving the compensation and other terms of employment of the other executive officers and reviewing and approving the compensation of our non-employee directors;

•	reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us; and

•	administration of our equity incentive and stock purchase plans and other benefit plans and programs.

The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in the proxy statement and other filings.

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets in person in connection with regularly scheduled meetings of the Board of Directors and holds meetings with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer, Chief Financial Officer, and Vice President or Senior Manager of Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority in its sole discretion to retain or obtain the advice of any compensation consultant, legal counsel or other advisor at the Company’s expense and shall be directly responsible for the appointment, compensation and oversight of the work of such advisors and will review the independence of such advisors prior to appointment, as required by SEC rules and regulations.

Under its charter, each member of the Compensation Committee must be a “non-employee director” within the meaning of Rule 16b-3 under the 1934 Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of Mr. Slacik, Dr. Lerner and Dr. Buechler meets these requirements. Under its charter, the Compensation Committee is responsible for establishing the Company’s compensation policies, plans and programs for all executive officers; overseeing the overall compensation strategy for the Company; evaluating risks and consequences associated with the Company’s compensation policies and practices; establishing policies with respect to stockholder advisory votes on our executive compensation and the frequency of such advisory votes; reviewing and approving the terms of employment agreements, severance arrangements, change-of-control protections and any compensatory arrangement; administering the Company’s benefit plans; and reviewing and approving the compensation of our non-employee directors. The Committee provides guidance with respect to the purpose and principles behind the Company’s compensation decisions and overall compensation philosophy and objectives, oversees our compensation policies, plans and programs, and reviews executive officer compensation. The Compensation Committee annually evaluates the performance and determines the compensation of the executive officers of the Company (other than the Chief Executive Officer) based upon a mix of factors including the achievement of corporate goals, achievement of individual goals, overall individual performance, and comparisons with other biotechnology companies selected based on size and competition for talent. The Compensation Committee also works with the independent members of the Board of Directors to evaluate our Chief Executive Officer’s performance and the independent members of the Board of Directors determine the compensation of our Chief Executive Officer. The Chief Executive Officer was not present during the voting or deliberations by the Compensation Committee or the independent members of the Board of Directors regarding his compensation.

Historically, the Compensation Committee has typically made adjustments to annual compensation, determined bonus and equity awards and set new performance objectives consistent with the performance goals established by the Board of Directors at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, each year our Board of Directors, with input from our executive officers, defines measurable performance goals for the Company. Based upon these performance goals, the Compensation Committee, with input from our Board of Directors, weights each goal in view of each goal’s overall importance to the Company and establishes incentive compensation parameters that reward achievement of those goals. The Compensation Committee’s process comprises two related elements: the determination of specific individual compensation levels and the implementation of performance objectives for the Company as determined by our Board of Directors and performance objectives for the executives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee members and the other independent non-employee members of the Board of Directors. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of current Company-wide compensation levels, and opinions, recommendations, and/or data from any compensation consultant that the Compensation Committee may have retained, including analyses of executive compensation paid at other companies identified by the consultant.

For 2013 the Compensation Committee relied upon information provided by outside compensation consultant Compensia, Inc. (“Compensia”) to assist the Compensation Committee with its compensation determinations for our executive officers and other employees, and our non-employee members of our Board of Directors. The Compensation Committee received information from Compensia about potential conflicts of interest and has analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Compensia; (ii) the amount of fees from the Company paid to Compensia as a percentage of Compensia’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or the individual compensation advisors employed by Compensia with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by the individual compensation advisors employed by Compensia. Based on these factors, the Compensation Committee determined that there were no conflicts of interest with respect to Compensia providing services to the Compensation Committee.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2013 as well as additional information regarding the role of the Compensation Committee and its processes and procedures are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks And Insider Participation

During 2013, the following directors served as members of the Compensation Committee: Mr. Pendarvis, Dr. Buechler and Dr. Lerner. No member of the Compensation Committee has ever been our officer or employee nor has anyone who was a member in 2013 had a relationship with us requiring disclosure as a transaction with a related person. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee

Charles P. Slacik

Kenneth F. Buechler

Richard A. Lerner

Science Committee

Our Board of Directors established the Science Committee and its charter in November 2009. The Science Committee currently consists of Dr. Buechler (chair), Dr. Lindsay, Dr. Afting, Dr. Lai-Goldman and Dr. Lerner. Dr. Afting’s service on the Science Committee will end at the Annual Meeting when his term as a director ends. The functions of the Science Committee include, among other things, evaluating the short and long term soundness and risks associated with the technology in which we are investing research and development efforts; providing strategic advice and making recommendations to our Board of Directors regarding prioritizations and resources related to current and planned research and technology initiatives; providing strategic advice to our Board of Directors regarding emerging science and technology issues and trends; reviewing, evaluating and reporting to our Board of Directors regarding the performance of our research leaders in achieving long term strategic goals and objectives and the quality, direction and competitiveness of our research and development programs; providing guidance on the recruitment and retention of scientific talent; reviewing with our management the sufficiency of our employee training in scientific processes, our laboratory controls and procedures, including procedures for the conduct of research and development and clinical studies, and the procedures for the storage and management of samples for testing; reviewing the sufficiency of external review of our research and development programs; providing oversight of our technology and intellectual property portfolios, including our pipeline of research and development programs and projects; reviewing our approaches to acquiring and maintaining a range of distinct technology positions; and advising our Board of Directors regarding the scientific merit of technology or products involved in licensing and acquisition opportunities.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the 1934 Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that the Board of Directors believes promote the creation of long term stockholder value and position the Company for long term success. As described more fully in the Compensation Discussion and Analysis, the mix of base pay, annual bonus and equity grants, as well as the terms of executives’ employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Accordingly, our Board of Directors is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled advisory vote on the compensation of the Company’s named executives will be at the 2015 Annual Meeting of Stockholders.

MANAGEMENT AND THE BOARD OF DIRECTORS

RECOMMEND A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2013 and 2012, by Ernst & Young LLP, our principal independent registered public accounting firm.

	2013 Actual Fees	2012 Actual Fees
Audit Fees(1)	$1,099,650	$1,629,805
Audit Related Fees(2)
Subsidiary statutory audits	36,500	45,000
Tax Fees(2)
Tax Planning	0	50,000
All Other Fees(3)	2,000	4,000

Total Fees	$1,138,150	$1,728,805

(1)	Includes fees and expenses related to the fiscal year integrated audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.
(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.
(3)	Subscription fees for proprietary online research tool.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services rendered by our independent registered public accounting firm. The Audit Committee generally pre-approves specified services up to specified amounts. Under its charter, the Audit Committee may delegate the pre-approval of services to one or more of its members. Any such pre-approval must be reported to the full Audit Committee at its next meeting.

The Audit Committee has determined that the rendering of the audit and other services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 12, 2014 by: (i) each director and nominee for director; (ii) each of the named executive officers listed in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the 1934 Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date of the information provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Palo Alto Investors, LLC and certain affiliated parties(2) 470 University Avenue Palo Alto, CA 94301	9,394,627	8.1%
BlackRock, Inc. and certain affiliated parties(3) 40 East 52nd Street New York, NY 10022	8,817,018	7.6%
The Vanguard Group and certain affiliated parties(4) 100 Vanguard Blvd. Malvern, PA 19355	6,567,997	5.6%

Directors and Executive Officers
Ernst-Günter Afting(5)	249,372	*
Allen Bombard(6)	339,520	*
Dirk van den Boom(7)	357,487	*
Kenneth F. Buechler(8)	196,060	*
Charles R. Cantor(9)	502,794	*
John A. Fazio(10)	191,978	*
Harry F. Hixson, Jr.(11)	1,316,668	*
Myla Lai-Goldman(12)	75,200	*
Richard A. Lerner(13)	223,657	*
Ronald M. Lindsay(14)	794,002	*
Paul V. Maier(15)	222,331	*
David Pendarvis(16)	161,724	*
Charles P. Slacik(17)	97,921	*
William Welch(18)	276,390	*
All directors and executive officers as a group (18 persons)(19)	5,803,125	4.8%

*	Less than one percent.
(1)	This table is based upon information supplied by executive officers and directors and by principal stockholders on Schedules 13D and 13G filed with the SEC. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Applicable percentages are based on 116,392,957 shares of common stock outstanding on March 12, 2014 adjusted as required by SEC rules.

(2)	Based solely on the Schedule 13G, as amended, filed with the SEC on February 14, 2014, as of December 31, 2013, Palo Alto Investors, LLC, Patrick Lee, MD and Anthony Joonkyoo Yun, MD each have shared voting and dispositive power over 9,394,627 shares. Drs. Lee and Yun co-manage Palo Alto Investors, LLC. The number of shares held by Palo Alto Investors, LLC and its affiliates may have changed since the filing of the Schedule 13G.
(3)	Based solely on the Schedule 13G, as amended, filed with the SEC on January 30, 2014, as of December 31, 2013, BlackRock, Inc., on behalf of itself and its wholly-owned subsidiaries (BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors and BlackRock Institutional Trust Company, N.A.), has the sole voting power over 8,427,608 shares and soledispositive power over 8,817,018 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of our common stock held by BlackRock, Inc. No one person’s interest in our common stock held by BlackRock, Inc. is more than 5% of our total outstanding common shares. The number of shares held by BlackRock, Inc. and its affiliates may have changed since the filing of the Schedule 13G.
(4)	Based solely on the Schedule 13G filed with the SEC on February 11, 2014, as of December 31, 2013, The Vanguard Group, Inc. has sole voting power over 164,945 shares, sole dispositive power over 6,407,552 shares, and shared dispositive power over 160,445 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd, both wholly-owned subsidiaries of The Vanguard Group, are the beneficial owners of 160,445 and 4,500 shares, respectively, as a result of investment management agreements. The number of shares held by The Vanguard Group and its affiliates may have changed since the filing of the Schedule 13G.
(5)	Includes 151,873 shares of common stock that Dr. Afting has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(6)	Includes 286,792 shares of common stock that Dr. Bombard has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(7)	Includes 312,926 shares of common stock that Dr. van den Boom has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(8)	Includes 141,168 shares of common stock that Dr. Buechler has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(9)	Includes 20,339 shares of common stock owned directly by Dr. Cantor, 148,019 shares owned by a trust in which Dr. Cantor has a beneficial interest, and 334,436 shares that Dr. Cantor has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(10)	Includes 165,959 shares of common stock that Mr. Fazio has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(11)	Includes 172,856 shares of common stock owned directly by Dr. Hixson, 50,000 shares owned by a family trust in which Dr. Hixson has a beneficial interest, and 1,093,812 shares that Dr. Hixson has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(12)	Includes 40,000 shares of common stock that Dr. Lai-Goldman has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(13)	Includes 196,274 shares of common stock that Dr. Lerner has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(14)	Includes 592,898 shares of common stock that Dr. Lindsay has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(15)	Includes 63,789 shares of common stock owned directly by Mr. Maier, 10,000 shares owned by a family trust in which Mr. Maier has a beneficial interest, and 148,542 shares of common stock that Mr. Maier has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(16)	Includes 100,000 shares of common stock that Mr. Pendarvis has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(17)	Includes 87,921 shares of common stock that Mr. Slacik has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.

(18)	Includes 252,740 shares of common stock that Mr. Welch has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 12, 2014.
(19)	Includes the 4,597,345 aggregate shares of common stock that such persons have the right to acquire from us upon the exercise of outstanding options within 60 days after March 12, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership within 10 days after he or she becomes a beneficial owner, director or officer and reports of changes in ownership of our common stock and other equity securities within two business days after the transaction is executed. Our officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

The following discussion covers the compensation arrangements for certain of our current executive officers who have been named in the Summary Compensation Table included in this proxy statement (the “NEOs”), and includes a general discussion and analysis of our executive compensation program as well as a series of tables containing specific compensation information.

Related to our executive succession planning beginning toward the end of 2012 and through 2014, a number of personnel adjustments were made in early 2014 affecting our NEOs. Our current Chief Executive Officer, Harry F. Hixson, Ph.D. announced his retirement as an officer and employee effective June 10, 2014. In March of 2014, our Board of Directors appointed William Welch, our current President and Chief Operating Officer as his successor. Our current Chief Financial Officer, Paul V. Maier will also retire as an officer and employee effective June 10, 2014, and Carolyn D. Beaver, our current Vice President and Chief Accounting Officer, has been appointed as Mr. Maier’s successor. At the end of 2013, two of our executive officers, Ronald M. Lindsay, Ph.D., then our Executive Vice President, Strategic Planning, and Charles R. Cantor, Ph.D., our Chief Scientific Officer, retired from service, and Dirk van den Boom, Ph.D., our current Executive Vice President, Research and Development and Chief Scientific Officer, was appointed by our Board of Directors as their successor, and effective June 10, 2014 will be our Chief Scientific & Strategy Officer. In addition to being board members since 2003, Dr. Hixson and Dr. Lindsay joined us as employees in 2009. Dr. Cantor is also a past board member of many years and joined us in 1998.

The NEOs for 2013, who consisted of our principal executive officer Dr. Hixson, principal financial officer Mr. Maier, the three other most highly compensated executive officers (Drs. Lindsay, Bombard, and Cantor), as well as Dr. Hixson’s, Dr. Lindsay’s, and Dr. Cantor’s successors in 2014 (Mr. Welch and Dr. van den Boom) as of December 31, 2013, were:

•	Harry F. Hixson, our Chief Executive Officer(1)

•	William J. Welch, our President and Chief Operating Officer(2)(7)

•	Paul V. Maier, our Chief Financial Officer(3)

•	Ronald M. Lindsay, our former Executive Vice President, Strategic Planning(4)

•	Dirk van den Boom, our Executive Vice President, Research and Development, and Chief Scientific Officer(5)(7)

•	Allan T. Bombard, our Chief Medical Officer

•	Charles R. Cantor, our former Chief Scientific Officer(6)

(1)	Dr. Hixson will retire from service as an employee and executive officer on June 10, 2014 and is re-nominated to the Board of Directors.
(2)	Mr. Welch was promoted to the position of President and Chief Operating Officer in December 2012 and our Board of Directors has appointed him Chief Executive Officer effective June 10, 2014, and is nominated to the Board of Directors.
(3)	Mr. Maier will retire from service as an employee and executive officer on June 10, 2014.
(4)	Dr. Lindsay retired from service as an employee and executive officer on January 2, 2014 and is re-nominated to the Board of Directors.
(5)	Dr. van den Boom was promoted to the position of Executive Vice President, Research and Development, and Chief Technology Officer in December 2012 and in January 2014 his title became Executive Vice President, Research and Development, and Chief Scientific Officer. Our Board of Directors has appointed him Chief Scientific & Strategy Officer effective June 10, 2014.
(6)	Dr. Cantor retired from service as an employee and executive officer on January 2, 2014.
(7)

In connection with their promotions in December 2012, Mr. Welch and Dr. van den Boom were granted equity awards at that time and they were not granted equity awards in 2013. Our other NEOs were granted equity awards in 2013. Based on lack of equity awards during 2013, Mr. Welch’s and Dr. van den Boom’s total 2013 compensation is lower than the other NEOs. Both Mr. Welch and Dr. van den Boom were NEOs in our prior year proxy statement and given their significant positions and responsibilities we determined that, while not required for 2013, it is appropriate to voluntarily include them as NEOs in the following discussion of executive compensation for 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Business Overview

Sequenom, Inc. is a life sciences company providing innovative genetic analysis solutions to improve healthcare. We operate our business through two operating segments:

•

Sequenom Laboratories—Our wholly-owned molecular diagnostic reference laboratory, the Sequenom Center for Molecular Medicine, LLC, doing business as Sequenom Laboratories (Sequenom Laboratories), is one of the largest diagnostics commercial laboratories in the world using next generation sequencing. Sequenom Laboratories performs molecular diagnostic testing services utilizing its laboratory developed tests (LDTs) which are currently focused on noninvasive prenatal and women’s health related diagnostics and ophthalmology related diagnostics.

•

Sequenom Bioscience—We currently provide research use only products, services, and applications that translate the results of genomic science into solutions for biomedical research, translational research, molecular medicine applications, and other areas of research, including agricultural and livestock.

2013 was a year of significant achievement for our Company:

•	Total Company-wide revenue of $162.4 million, reflecting growth of approximately 81% year-over-year for 2013.

•	Sequenom Laboratories’ diagnostic services revenues of $119.6 million, as compared to $46.5 million in 2012, a 157% increase (revenues recorded primarily on a cash basis as payments are received).

•	Total Company-wide cash burn was reduced to $13.6 million for the fourth quarter of 2013.

•

Sequenom Laboratories’ MaterniT21TM PLUS LDT continued to make a significant impact on the market in 2013 as it represents a safe and non-invasive maternal blood draw test which identifies pregnancies at increased risk of fetal chromosomal abnormalities, including abnormalities associated with trisomies 21, 18, and 13. Physicians and women can, as early as 10 weeks gestation, understand important information about the pregnancy. The MaterniT21™ PLUS LDT, along with Sequenom Laboratories’ other tests (SensiGene® RHD LDT for fetal rhesus D genotyping and HerediTTM CF LDT for cystic fibrosis carrier screening), are currently being promoted to maternal fetal medicine specialists and obstetrics and gynecology doctors nationwide, and for the MaterniT21™ PLUS LDT, globally through international partners.

•	The total volume of commercial LDTs accessioned more than doubled; 185,500 total commercial diagnostic test samples were accessioned during 2013, as compared to 92,000 in 2012.

•	148,500 MaterniT21™ PLUS LDT commercial samples were accessioned in 2013, 143% more than in 2012.

•

Sequenom Laboratories expanded its MaterniT21™ PLUS LDT to include, in addition to detection of increased representation of chromosomes 21, 18 and 13 material and the presence of the Y chromosome, if observed, chromosomal abnormalities or representations associated with chromosomes 16, 22, sex chromosomes X and Y, and select microdeletions.

•	Sequenom Laboratories expanded its HerediTTM CF LDT to include screening for a broad set of phenotypically relevant genetic mutations selected from the preeminent Johns Hopkins CFTR2 database.

•

Sequenom Laboratories entered into agreements with two national payors, bringing the total number of lives covered under commercial signed contracts to 113 million and government programs to 21 million.

•	Sequenom Laboratories completed the validation, CAP-accreditation and CLIA-certification of its Raleigh-Durham, North Carolina laboratory location.

•	Sequenom Bioscience launched two research use only oncology panels, UltraSEEK and OncoFocus, for use in conjunction with the MassARRAY System to aid in translational and clinical research studies.

•

We submitted a marketing application to the U.S. Food & Drug Administration, or FDA, for Premarket 510(k) clearance of a clinical version of our MassARRAY System that we have branded the “IMPACT DxTM System” to facilitate the entry of our Sequenom Bioscience business unit into the clinical diagnostics space and expand the market opportunities for that business.

Our management team oversaw these accomplishments while continuing to successfully manage our Sequenom Laboratories diagnostics business and our distinctly different, yet compatible, Sequenom Bioscience genetic analysis business. The diagnostics business requires unique expertise to provide a test result with clinical utility to medical doctors, including deep knowledge of the laboratory business, regulatory environment and the ever changing health care reimbursement arena and competitive landscape. Our management team also continued to enhance its specific expertise in the translational and basic research space, agricultural genomics and pharmaceutical and biotech spaces.

Our NEOs bring a depth and breadth of experience from successful organizations across the biotechnology world, having introduced disruptive diagnostics and drugs to world markets. Other members of our management team represent deep scientific understanding about next generation sequencing and other technologies or have experience growing successful commercial organizations.

As we have grown to learn and appreciate, potential employees with the skills and expertise necessary to succeed in our research and commercial environments carefully consider the caliber of a company’s management team when making employment decisions. Numerous employees have told us that the caliber, experience, and success of our leadership team were key factors in their decision to bring their talents to Sequenom. Thus, we believe that to attract, motivate, and retain employees with the unique skills and abilities necessary to succeed throughout our organization, as well as to lead the Company, we need high performing and insightful executives with proven business, scientific, practical, and technical expertise. Accordingly, we have focused on developing competitive and appropriate compensation programs at every level of the Company, which has contributed to a successful year.

Commitment to Pay for Performance

Our executive compensation is weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. Specifically, annual cash bonuses for our executives are contingent on the achievement of multiple corporate performance goals and individual performance. As further described under “Annual Cash Bonus”, the Compensation Committee determined that the pre-determined corporate financial and operational goals for 2013 were satisfied at an aggregate performance level of approximately 74%, which was less than the minimum 80% threshold required for triggering a payout, and therefore no bonuses were paid for 2013 performance.

As described above, 2013 was a successful year with many significant achievements; however, we did not achieve the level of performance to earn bonus compensation for 2013. That is in large part related to missing the goal for revenue from the Sequenom Laboratories (diagnostics) business due to reimbursement delays and challenges, including the Centers for Medicare and Medicaid Services, or CMS, implementing new codes beginning January 1, 2013 that did not include a specific billing code relevant to most of Sequenom Laboratories’ laboratory developed tests, or LDTs.

This coding change adopted by CMS and most third party payors resulted in delayed payments and, in some cases, reduced payments from payors for services performed in 2013. Additionally, following the coding change, many state Medicaid programs have not included an appropriate test code in their fee schedule and, in some cases, are considering whether molecular diagnostic tests such as ours should be a covered benefit. These headwinds caused challenges in obtaining payment from third-party payors, which resulted in lower revenues than our 2013 budget, in part because we were unable to begin to transition to accrual accounting for third party payors due to the lack of sufficient consistent payment history. We expect to begin to transition to accrual accounting on a payor-specific basis when we can reliably estimate the amount that would be ultimately collected for our tests. Sequenom Laboratories continues to obtain contracts with additional payors and continues to work with other third-party payors, including state Medicaid programs, to adopt positive coverage policies for its tests.

Commitment to Responsible Executive Compensation Philosophy and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in that it both encourages our NEOs to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks. Below we summarize certain executive compensation practices, both the responsible practices we have implemented and the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do:

✓	Pay for performance (page 26)

✓	Grant performance-based options to our Chief Executive Officer (pages 29 and 37)

✓	Use a balanced mix of fixed and variable cash incentives and long-term equity (pages 31-32)

✓	Maintain stock ownership guidelines for our Chief Executive Officer and directors (page 39)

✓	Maintain a compensation recovery (or “clawback”) policy (page 39)

✓	Limit payments and benefits following a change in control of the Company to situations involving an involuntary termination of employment (a so-called “double trigger” arrangement) (page 40)

✓

Provide reasonable post-employment/change in control payments and benefits pursuant to a formal post-employment compensation program that applies uniformly (except with respect to payment and benefits levels) to all executives and includes a “best after-tax” provision for any parachute payments (pages 44-46)

✓	Conduct an annual assessment of compensation-related risk to effectively manage our compensation related risks profile (page 14)

What We Don’t Do:

×	We don’t provide perquisites or other personal benefits that are not available to all of our employees (pages 32 and 40)

×	We don’t re-price underwater stock options (page 37)

×	We don’t guarantee salary increases or non-performance-based bonuses (pages 31-32 and 43-44)

×	We don’t provide excise tax gross-ups upon change in control of the Company (page 45)

×	We prohibit hedging transactions and pledging of company stock by executive officers or directors (page 39)

Stockholder Advisory Vote on Executive Compensation

At our 2013 Annual Meeting of Stockholders, approximately 76% of the shares that were voted were cast in favor of our advisory vote on NEO compensation. The 2013 vote outcome represented a significant improvement compared to the 2012 vote, when approximately 48% of the shares that were voted were cast in favor of our NEO compensation. The 2013 vote was recognized by the Company, the Board of Directors and the Compensation Committee as favorable but with room to continue to improve. The Compensation Committee directed our senior management team to continue to engage and gather feedback from our major stockholders regarding our executive compensation programs to better understand our stockholders’ views on executive compensation, be responsive to our stockholders’ views and meaningfully address any concerns they had. Our outreach efforts during 2013 included the following:

•	multiple in-depth discussions with most of our institutional stockholders before our 2013 Annual Meeting of Stockholders and follow-on discussions following our 2013 Annual Meeting,

•	examination of reports and analyses issued by the principal proxy advisory services,

•	analysis of compensation practices at peer companies, and

•	solicitation of advice from the Compensation Committee’s compensation consultant.

As part of its ongoing evaluation of all elements of our executive compensation program, and in consideration of positive stockholder feedback that we received following our 2013 Annual Meeting, our Compensation Committee did not make any changes to our executive compensation program following the 2013 Annual Meeting of Stockholders; however the Compensation Committee ensured that we continue to adopt and maintain the following approaches, policies and guidelines set forth below that were implemented by us following our 2012 Annual Meeting of Stockholders in response to stockholder feedback:

•	We provide detailed disclosure about our annual bonus program, including disclosing the weighting of each performance goal and more detail about each performance goal.

•	We continue to grant stock options with performance conditions.

•

In December 2012, our Board of Directors amended the stock option granted to Dr. Hixson in February 2012 to provide that 50% of the total number of shares of the Company’s common stock subject to the option will become exercisable only if the market price of our common stock appreciates such that the closing sales price as quoted on any established stock exchange or market is a minimum of a 25% premium to the exercise price of the option for at least 30 consecutive trading days.

•

This same performance condition applies to 100% of the shares subject to the option granted to Dr. Hixson in January 2013 and 100% of the shares subject to a first stock option that will be granted to Mr. Welch upon effectiveness of Mr. Welch’s appointment as our Chief Executive Officer.

•

Upon effectiveness of his appointment as our Chief Executive Officer, Mr. Welch will be granted a second stock option with 100% of the shares subject to the option subject to a performance condition that will vest only if the market price of our common stock appreciates such that the closing sales price as quoted on any established stock exchange or market is at least $5.00 for at least 30 consecutive trading days following the four-year anniversary of the grant date.

•

We continue to maintain stock ownership guidelines, which apply to our Chief Executive Officer and each of the non-employee members of our Board of Directors so that each of these individuals must maintain a certain level of ownership of the Company’s common stock in an amount equal to at least three times the amount of such person’s annual cash retainer or base salary, as applicable.

•

We continue to maintain a clawback policy that applies to all of our current and former executive officers. If we are required to prepare an accounting restatement for any fiscal quarter or year and our Board of Directors determines that misconduct contributed to the noncompliance that resulted in the requirement to restate our financial statements, then our Board of Directors may recoup certain incentive compensation paid to such individuals. The policy applies to all incentive compensation paid or awarded on or after the date the policy was adopted.

Significant At-Risk Compensation

Our executive compensation is weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. A significant portion of the NEOs’ compensation is at risk and dependent upon the Company’s performance and/or an increase in the market price of the Company’s common stock. Specifically, annual cash bonuses for our executives are contingent on the achievement of multiple corporate performance goals and individual performance, and Dr. Hixson’s performance-based options vest only if certain stock price appreciation goals are met. In addition, the time-based options granted to our executives have value only if and to the extent that the market price of the Company’s common stock appreciates and is greater than the exercise price of the option at the time of exercise. There is risk that the actual economic value of these options could be as little as zero if our stock price were less than the exercise price of such stock options. Consistent with the Compensation Committee’s pay-for-performance philosophy, for 2013 no bonuses were paid to the NEOs, and almost all of their outstanding stock option grants have exercise prices that are higher than the recent market price of our common stock.

As shown in the above charts, for 2013, approximately 71% of our Chief Executive Officer’s target total direct compensation was at risk, with approximately 49% of his target total direct compensation delivered in the form of equity-based awards. In addition, an average of 53% of our other NEOs’ target total direct compensation was at risk, with approximately 34% of our other NEOs’ target total direct compensation delivered in the form of equity-based awards, the actual economic value of which will depend directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price were less than the exercise price of such stock options. It is worth noting that because Mr. Welch and Dr. van den Boom were granted equity awards in December of 2012 at the time of their promotions, and were not granted equity awards during 2013, the “at-risk pay” in the “2013 Other NEO Pay Mix” chart is much lower than would have been the case if their equity awards had been made in 2013.

Comparing Reported Compensation with Realizable Compensation

We grant long-term incentives in the form of options to purchase shares of the Company’s common stock to align the interests of our executives with those of our stockholders and promote long-term decision-making. The value, if any, that may be realized from these options is directly tied to our stock price performance over a multi-year period, during which an NEO must continue to provide effective and satisfactory services to us for his options to vest. Similarly, we also grant long-term incentives in the form of restricted stock unit awards that are either performance or time-based and the value that may be realized from these depends on successful performance and/or stock price performance over a multi-year period during which an NEO must continue to provide effective and satisfactory services to us for his restricted stock units to vest.

The following chart illustrates the difference between the total direct compensation reported in the 2013 Summary Compensation Table for our Chief Executive Officer for each of the three years covered in the table and compensation actually realizable by him from his base salary, annual cash bonuses, stock options and restricted stock awards granted during each of these three years. We believe this supplemental information is important because the vast majority of his reported compensation is an incentive for future performance, which will provide an economic benefit to him only if the market price for the Company’s common stock is greater than the exercise price of the options at the time of exercise and, with respect to 50% of the shares subject to his 2012 stock option and 100% of the shares subject to his 2013 stock option, if the Company meets or exceeds the applicable stock price appreciation target. Similarly, performance-based restricted stock awards only provide an economic benefit if the applicable performance goal is achieved. As can be seen, the economic value actually realizable from the equity awards granted to our Chief Executive Officer during 2013, 2012, and 2011 differs significantly from the amounts required to be reported in the 2013 Summary Compensation Table for these equity awards. This reflects the consequence of our effective pay-for-performance program.

CEO Total Reported Compensation(1)

Versus Total Realizable Compensation(2)

(1)	Total reported compensation is defined as total compensation as reported in the 2013 Summary Compensation Table.
(2)	Total realizable compensation is defined as salary, non-equity incentive plan compensation and all other compensation as reported in the 2013 Summary Compensation Table, plus the intrinsic value of all equity awards granted in each of the three years covered in the table. For this purpose, we calculate the intrinsic value as the closing price of our common stock on December 31, 2013 less the per share exercise price, if any. For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2013 Summary Compensation Table on page 35. The amounts reported as realizable compensation differ substantially from the amounts reported as total compensation in the 2013 Summary Compensation Table and are not a substitute for those amounts.

Executive Compensation Philosophy

The Compensation Committee has established and regularly reviews our executive compensation philosophy. The Compensation Committee has designed our executive compensation program to help us achieve our goals and objectives, including:

•	aligning our executive compensation with our business objectives;

•	providing incentives based on our performance as measured against annual company goals set by our full Board of Directors as well as individual performance objectives;

•	attracting, retaining, motivating and rewarding executive officers (including the NEOs) and maintaining a cohesive management team comprised of individuals with substantial skill and experience; and

•	aligning the financial interests of our executives with the long term financial interests of our stockholders.

To accomplish these goals and objectives, we have created an executive compensation program with three primary elements: base salary, annual cash bonus opportunities and long term incentive compensation in the form of equity awards. We also provide a change in control severance benefit plan that provides specified payments and benefits in the event of certain terminations of employment in connection with a change in control of the Company.

Elements of Our Executive Compensation Program

Our executive compensation program provides for the following elements and for the following reasons:

What We Pay	Why We Pay	Key Features
Base Salary

•   Provide a fixed level of cash compensation for performing the essential elements of the job; necessary to help attract and retain executives

•   Gives executives a degree of certainty in the face of having a majority of their compensation “at risk”

•   Individual salaries may be above or below the applicable peer group, survey or market median to reflect the individual competencies, skills, experience, market availability of skills and sustained performance of the executive holding this position

Annual Cash Bonus

•   Motivate participants to focus their efforts on annual goals, and to take actions that maximize stockholder value

•   Tie financial rewards to measurable corporate objectives, reinforcing pay-for-performance

•   Provide a competitive variable award opportunity that motivates executives to achieve Company-wide operating and/or strategic objectives and individual abilities

•   Cash bonuses are based on an established target percentage of actual base salary during the fiscal year, with actual awards based on attainment of objective corporate goals and personal performance

•   Financial corporate performance goals are based on measurable financial metrics, such as revenue, gross margin, cash burn and operating expense

•   Nonfinancial corporate performance goals based on measurable strategic initiatives

What We Pay	Why We Pay	Key Features
• Corporate goals are the same for NEOs as for all employees, which aligns the efforts of the entire organization

• If corporate goals are attained, the Compensation Committee determines whether each NEO has individually performed in a manner that warrants a bonus payment

• Incentivizes and compensates for performance beyond 100% of the stated goals but also limits the potential opportunity with a reasonable cap of 130% of target

Equity Awards

•   Align the interests of management with those of our stockholders with the goal of creating long term growth and value for the Company

•   Retain the services of our NEOs for a multi-year period, as an executive must continue employment with us for his or her equity awards to vest

•   Allow us to attract and recruit new executives

•   Long-term incentives are provided by annual grants of equity awards

•   Target value is intended to provide competitive compensation opportunities based on performance over a multi-year period with realizable value directly tied to stock price performance

Employee Benefits	• Allow us to attract and recruit new executives

•   The same package of employee benefits that are provided to all full time employees, including health, dental and vision insurance or cash compensation in lieu of health insurance coverage, and group term life and disability insurance

•   Our NEOs do not receive any additional perquisites

A detailed discussion and analysis of these compensation elements is provided below.

Compensation Committee’s Role in the Executive Compensation Process

The Compensation Committee is currently comprised of three independent directors: Mr. Slacik (chair), Dr. Buechler and Dr. Lerner. Mr. Slacik replaced Mr. Pendarvis as chair in March 2014 in connection with Board of Director committee membership rotations approved by our Board of Directors in March 2014. The Compensation Committee has responsibilities delegated to it by our Board of Directors as set forth in its charter, which may be found in the Corporate Governance section under “Invest” on our website at www.sequenom.com. Among its responsibilities, the Compensation Committee provides guidance with respect to the purpose and principles behind the Company’s compensation decisions and overall compensation philosophy and objectives, oversees our compensation policies, plans, and programs, and reviews and, except for Chief Executive Officer compensation, determines executive officer compensation.

In the case of our Chief Executive Officer, the Compensation Committee provides a compensation recommendation to the independent non-employee members of our Board of Directors during executive session and those members of our Board of Directors determine our Chief Executive Officer’s compensation. When the Compensation Committee and the independent members of our Board of Directors evaluate and determine compensation for our Chief Executive Officer, the Compensation Committee and the independent members of our Board of Directors meet in executive session without our Chief Executive Officer present.

The Compensation Committee met 8 times during 2013. During these meetings the Compensation Committee explored various alternatives to portions of the executive compensation program in addition to its regular duties of monitoring and approving compensation levels, approving the terms of compensation arrangements for new executives, and reviewing corporate goals as they relate to executive compensation. In addition to these meetings, throughout 2013 our Chief Executive Officer, former Vice President of Human Resources, and Compensation Committee members were involved in numerous discussions regarding compensation matters. The Compensation Committee also reviews its charter each year and this review was conducted by the Compensation Committee in March and December 2013.

The Compensation Committee maintains a calendar to make sure that selected matters (such as compensation strategy, base salary, bonus program, and equity awards) are reviewed on an annual basis. With respect to the annual bonus program, our Board of Directors, with input from our executive officers, defines measurable performance goals and determines the importance of each goal for the Company each year. The Compensation Committee establishes incentive compensation parameters that reward performance goal achievement. The Compensation Committee also takes into account the advisory vote of the Company’s stockholders on the compensation of the Company’s NEOs for the previous year.

Role of our Compensation Consultants

For 2013, the Compensation Committee relied upon information provided by outside compensation consultant Compensia, to assist the Compensation Committee with its compensation determinations for our executive officers and other employees. For 2013, Compensia provided analysis of whether the Company’s existing compensation strategy and practices were consistent with our compensation objectives and assisted the Compensation Committee in adjusting our compensation program for executive officers as appropriate in order to better achieve our objectives. As part of their duties, Compensia provided the following services:

•	reviewed and provided recommendations on composition of peer groups;

•	provided compensation data for similarly situated executive officers at our peer group companies;

•

conducted a review of the compensation arrangements for our executive officers, including providing advice on our annual management bonus plan and longer term incentive stock option and restricted stock unit program;

•	conducted a review of the relationship between our executive compensation arrangements and Company performance;

•	updated the Compensation Committee on emerging trends and best practices in the area of executive compensation; and

•	provided director compensation data to the Compensation Committee.

Compensia provided compensation data for non-executive employees including salary and equity structure and bonus level recommendations. Compensia was engaged at the direction of the Compensation Committee and the Company paid the cost for Compensia’s services. Compensia did not provide any other services to the Company in 2013.

Competitive Positioning

For purposes of evaluating 2013 compensation for each of our executives and making 2013 compensation decisions, Compensia provided data from a custom Radford Life Sciences Industry Survey comprised of companies in the life sciences industry, in premium cost-of-living markets similar to San Diego, and with 400-800 employees, and also the Radford General Life Sciences Industry Survey for companies in the life sciences industry with 150-500 employees, which we collectively refer to as the survey data. Compensia also provided publicly available information for our 2013 peer group.

For 2013, eleven peers were dropped and ten new peers were added, compared to the 2012 peer group. Our Compensation Committee made these changes to our 2013 peer group as part of our continued efforts to keep aligned with best practice and robust corporate governance. Our Compensation Committee decided to remove (i) three members from the 2012 peer group that had been acquired, (ii) four members from the 2012 peer group that had market capitalization and/or annual revenue significantly greater than our own, and (iii) four members from the 2012 peer group that had market capitalization and/or annual revenue significantly lower than our own. Our final 2013 peer group was comprised of six existing peers from the 2012 group and ten new additions which were more in line with our market capitalization and annual revenue multiples. Our 2013 peer group consisted of companies with between $27 million and $140 million in annual revenues, and market capitalizations of between $89 million and $1.3 billion. At the time of the study, we had approximately 382 employees, revenues of approximately $72 million and a market capitalization of approximately $513 million.

The peer group included the following companies:

Alnylam Pharmaceuticals	Fluidigm	MEDTOX Scientific	Pacific Biosciences of CA
Atrion	Immunomedics	Nektar Therapeutics	Quidel
DexCom	IRIS International	Opko Health	Targacept
Dyax	Isis Pharmaceuticals	Orasure Technologies	Xenoport

The 2013 peer group was used as a reference for purposes of evaluating our base salary, annual bonus, and equity awards against the competitive marketplace. Compensia reported the survey data and 2013 peer group data and benchmarking results to the Compensation Committee, our Chief Executive Officer, and our Vice President of Human Resources.

Compensation Elements

Base Salary

When reviewing and analyzing the amount of each major component of compensation for our NEOs, the Compensation Committee reviews each component at the 25th, 50th, and 75th percentiles of the level of pay for executives with similar duties based on the survey data and the 2013 peer group data, and generally targets the 50th percentile for setting our executive base pay. This target level has been selected by the Compensation Committee as a reference point in determining whether the total compensation opportunity is likely to provide sufficient motivation and retention as well as whether it properly reflects the NEO’s role and scope of responsibilities relative to our peer group. However, the Compensation Committee does not set compensation components to meet specific benchmarks, but rather its philosophy allows flexibility as may be needed to recruit or retain certain key executives, to reward exceptional performance or in unique circumstances.

Each year, the Compensation Committee reviews the annual base salaries for each of our executive officers, considering whether existing base salary levels continue to be at or close to the 50th percentile for the Company’s peer group companies. In addition to considering the peer group and survey data, the Compensation Committee considers other factors, including our Chief Executive Officer’s recommendations for the other NEOs, the salary level negotiated by an executive in his existing employment agreement, broader economic conditions, the financial health of the Company, the competition for a particular skill set in the market and whether the Compensation Committee and Chief Executive Officer are generally satisfied with an executive’s past performance and expected future contributions.

After considering Compensia’s competitive analysis, our Chief Executive Officer presented the Compensation Committee with proposals for an annual base pay increase for our executive officers employed as of January 1, 2013. Factors included in our Chief Executive Officer’s proposals to the Compensation Committee were the current executive salaries compared against the 50th percentile data, general industry information which established an average merit increase per year of approximately 3%, and specific employee performance, progress against goal achievement, and contribution to overall corporate performance and goal achievement.

In January 2013, the Compensation Committee (and for Dr. Hixson and Dr. Lindsay, the independent non-employee members of the Board of Directors) approved increases to our senior management’s salaries effective as of January 1, 2013. In consideration of the factors described above, the base pay approved by the Compensation Committee for the majority of the NEOs was targeted generally at the 50th percentile, although two executives (Mr. Welch and Dr. van den Boom) had base pay targeted at a higher percentile in order to segue into the increases that would eventually be needed to facilitate our management succession planning and also to reward exceptional performance. The changes in base pay were as follows:

NEO	2012 Base Salary	2013 Base Salary	Percentage Increase for 2013
Dr. Hixson	$500,000	$520,000	4.00%
Mr. Welch(1)	$353,280	$400,000	13.22%
Mr. Maier	$340,673	$354,299	4.00%
Dr. Lindsay(2)	$345,000	$358,000	3.77%
Dr. van den Boom(3)	$328,125	$375,000	14.29%
Dr. Bombard	$360,006	$380,000	5.55%
Dr. Cantor	$343,304	$350,000	1.95%

(1)

Mr. Welch’s base salary was increased from $353,280 to $400,000 (a 13.22% increase) in December 2012 when he was promoted from Senior Vice President, Diagnostics, to President and Chief Operating Officer. The Compensation Committee determined it was appropriate to target between the 50th and 75th percentiles for purposes of aligning compensation with our management succession plan and to provide retention and reward exceptional performance.

(2)	Dr. Lindsay transitioned to part-time (fifty percent) employment as of August 1, 2013 and his salary in the 2013 Summary Compensation Table is pro-rated (fifty percent) from August through December 2013 based on his annualized 2013 salary of $358,000.

(3)

Dr. van den Boom’s base salary was increased from $328,125 to $375,000 (a 14.29% increase) in December 2012 when he was promoted from Senior Vice President, Research and Development, to Executive Vice President, Research and Development, and Chief Technology Officer. The Compensation Committee determined it was appropriate to target approximately the 75th percentile for purposes of aligning compensation with our management succession plan and to provide retention and reward exceptional performance.

Annual Cash Bonus

In January and February 2013, our Board of Directors, in conjunction with its work with our executive officers to establish our annual operating plan for the year, approved metrics for 2013 under our bonus program for our employees, including the NEOs. Initially, our Chief Executive Officer and Chief Financial Officer identified proposed corporate goals for the year that would support our annual operating plan, proposed relative weighting of these goals and proposed achievement and payout levels for each goal, and presented such goals, weightings, achievement levels, and payout levels within the framework of the annual bonus program to the Compensation Committee and full Board of Directors for consideration and approval. The bonus program and the specific goals and weightings under the program are a key element of the Compensation Committee’s pay-for-performance philosophy, and consistent with this philosophy for 2013, the Chief Executive Officer and other NEOs did not receive a bonus.

Target Bonus Levels. Under the bonus program, the target annual bonus of each NEO for 2013 was expressed as a percentage of base salary. In establishing these target annual bonus levels, the Compensation Committee considered competitive market data provided by Compensia (with reference to the 25th, 50th, and 75th percentiles of the competitive market), the recommendations of our Chief Executive Officer with respect to each individual (except with respect to his own target annual bonus), the executive’s experience, authority and responsibility, and the value of the executive to the Company as a whole and to our key business initiatives. In the case of our Chief Executive Officer, his target annual bonus was established by our Board of Directors, based on its consideration of these same factors.

Each NEO’s target bonus for 2013 was at or below the 50th percentile range, except for Mr. Welch and Dr. van den Boom who had target bonuses at approximately the 75th percentile. The Compensation Committee determined it was appropriate to target approximately the 75th percentile for Mr. Welch and Dr. van den Boom in recognition of their promotions, and to help align their compensation with our management succession plan, and for purposes of retention and to incentivize them with respect to future performance.

The target annual bonus levels of the NEOs for 2013, stated as a percentage of base salary, were as follows:

NEO	2012 Target Level	2013 Target Level
Dr. Hixson	60%	75%
Mr. Welch	40%	50%
Mr. Maier	40%	40%
Dr. Lindsay	40%	40%
Dr. van den Boom	40%	50%
Dr. Bombard	35%	35%
Dr. Cantor	30%	30%

Bonus Calculations and Performance Measures. Bonus payouts were not made for 2013. Under the bonus program, if bonus payouts for 2013 had been made, they would have been based on both corporate and individual performance, as follows:

((2013 Actual Salary x Bonus Target Percentage) x Corporate Performance) = Target Amount

Target Amount x Individual Performance = 2013 Individual Bonus Payout

The Board of Directors determines our actual performance for the year as measured against several pre-established corporate financial and operational goals. For any bonus payout to be made, the Company must achieve at least 80% of the target level for the pre-established corporate goals in the aggregate. Assuming that this condition is satisfied, the Compensation Committee determines whether our executive officers each individually performed satisfactorily to earn a bonus payment for the year. The individual performance multiplier can range from 0 to 1.3.

The Board of Directors, including the members of the Compensation Committee, established the corporate financial and operational goals, along with the target levels and relative weightings for 2013, as shown in the table below. The Board of Directors continues to believe that compensation should be tied to financial and operational goals that drive value and contribute to the long-term prosperity of the Company.

Bonus Program Decisions for 2013. In January 2014, the Compensation Committee determined that the corporate financial and operational goals for 2013 were satisfied at an aggregate performance level of approximately 74%, less than the minimum 80% threshold required for triggering a payout, as follows:

2013 Company Performance Goals	Target Achievement at 100%	Weighting	Actual Achievement	Percentage Earned
Revenue from the Sequenom Bioscience business	$44,500,000	5%	$42,900,000	4.6%
Gross margin % for the Sequenom Bioscience business	62.7%	5%	64.0%	6.3%
Revenue from Sequenom Laboratories (diagnostics) business(1)	$206,700,000	15%	$119,600,000	0%
Operating expense, as adjusted(2)	$140,000,000	10%	$120,300,000	15%
Cash burn	$79,300,000	10%	$105,900,000	0%
MaterniT21 PLUS Test – domestic accessioned units	150,000	15%	148,500	14.7%
Cystic Fibrosis Carrier Screening Test – accessioned units	32,000	5%	31,401	4.8%
Reimbursement contracts with national insurance payors	3	5%	2	3.8%
Total covered lives under reimbursement contracts	120,000,000	5%	113,000,000	4.7%
File FDA 510(k) application for Impact Dx™ System	Q3-2013	10%	Q3-2013	10%
Implement in-house billing system for Sequenom Laboratories	Q2-2013	5%	Q2-2013	5%
North Carolina laboratory facility – complete CLIA certification and CAP accreditation	Q2-2013	5%	Q2-2013	5%
Sequenom Bioscience commercial partnership/strategic agreement	Q3-2013	5%	N/A	0%
Total		100%		73.9%

(1)	The 2013 Sequenom Laboratories revenue goal included estimated accrual based revenue from third–party payors of approximately $40 million, however we did not adopt an accrual basis for accounting for revenues from third-party payors for 2013.
(2)	The operating expense goal excluded equity-based compensation expenses and litigation expenses.

Because the Company did not achieve at least 80% of the target level for the pre-established corporate goals in the aggregate, the Compensation Committee did not consider the individual performance of each executive officer, and the full Board of Directors did not consider the individual performance of the CEO, for purposes of making its bonus decisions, as would have been done if the minimum threshold had been met.

Equity Awards

Stock Options. Stock options provide a return to our NEOs only if the market price of our common stock appreciates over the stock option term and only if the NEO remains with us through each applicable vesting date. We do not re-price past stock option grants that may have an exercise price that exceeds the market price. Annual equity awards were granted in February 2013 and all of the stock options granted had exercise prices equal to the fair market value of our common stock as of the date of grant. In addition to vesting over four years subject to our Chief Executive Officer’s continued service to the Company, all of the shares subject to the option granted to our Chief Executive officer in 2013 only become exercisable if the price of our common stock appreciates such that the closing sales price as quoted on any established stock exchange or market is a minimum of a 25% premium (equal to $5.20 per share) to the exercise price ($4.16 per share) of the stock option for at least 30 consecutive days. To date, this stock appreciation trigger for exercisability has not been met. Options granted to our other NEOs generally vest on a monthly basis over four years subject to each individual’s continued service to the Company.

Restricted Stock Unit Awards. In connection with the annual equity awards granted in 2013, the Compensation Committee also granted restricted stock unit awards to our NEOs. The Compensation Committee believes that restricted stock unit awards serve as a long-term retention tool for our NEOs and are less dilutive than stock options since a lesser number of shares provide the same value as a greater number of stock options. The Compensation Committee also believes that restricted stock unit awards motivate our NEOs to increase the value of our common stock. The restricted stock unit awards vest in equal annual increments over four years.

2013 Equity Awards. As with cash incentive opportunities, in determining the equity opportunity for each of our executive officers, the Compensation Committee believes that the incentive opportunity should make up a larger portion of each executive officer’s target total compensation as the executive’s level of responsibility increases. Therefore, the equity awards for our Chief Executive Officer are generally a greater percentage of total compensation than are the equity awards granted to our other executive officers.

The values of prior outstanding equity awards were a factor in determining current year equity awards. Equity awards are determined by reference to the industry data as described above, the value of the particular executive officer to our Company as a whole and to our Company’s key business initiatives, and the individual’s performance and contribution to Company goals. The Compensation Committee desired to have a competitive and efficient plan and began by considering the 50th percentile of equity awards granted to executives with similar duties based on the survey data and the 2013 peer group data and made adjustments for individual performance considerations. This target level is a reference point in determining whether the equity award is likely to provide for sufficient retention and alignment of the interests of management with those of our stockholders with the goal of creating long term growth and value for the Company.

In February 2013, the Compensation Committee (and the independent members of our Board of Directors with respect to Dr. Hixson and Dr. Lindsay) granted options to purchase shares of our common stock and restricted stock unit awards to our senior management pursuant to our 2006 Plan.

The NEOs received option awards in 2013 covering the number of shares set forth below:

NEO	Number of Shares	Grant Date Fair Value
Dr. Hixson	163,500	$538,013
Mr. Welch	0	$0
Mr. Maier	57,200	$188,222
Dr. Lindsay	42,900	$565,104	(1)
Dr. van den Boom	0	$0
Dr. Bombard	59,800	$196,778
Dr. Cantor	57,200	$188,222

(1)	In December 2013, in connection with Dr. Lindsay’s end of year retirement as an employee and executive officer and return to service as a non-employee director, the Company’s Board of Directors approved an amendment to each stock option grant held by Dr. Lindsay to provide that each such stock option shall be exercisable for a period of three years following Dr. Lindsay’s cessation of service as a member of the Board of Directors. This modification was consistent with the exercise period of stock option awards awarded to the Company’s non-employee directors under the Company’s non-employee director compensation program, and the Grant Date Fair Value in the table reflects this modification.

The NEOs received restricted stock unit awards in 2013 for the number of shares set forth below:

NEO	Number of Shares	Grant Date Fair Value
Dr. Hixson	81,750	$340,080
Mr. Welch	0	$0
Mr. Maier	28,600	$118,976
Dr. Lindsay	21,450	$89,232
Dr. van den Boom	0	$0
Dr. Bombard	29,900	$124,384
Dr. Cantor	28,600	$118,976

In connection with their promotions in December 2012, at that time the Compensation Committee granted Mr. Welch and Dr. van den Boom options to purchase shares of our common stock and restricted stock unit awards; they were not granted any equity awards in 2013.

The Company’s general policy is to make annual equity awards at the first Compensation Committee or full Board of Directors meeting each year, we do not time the granting of stock option or other equity awards with any favorable or unfavorable news relating to the Company, and all equity awards are granted at fair market value and in the case of options, with an exercise price at fair market value. During 2013, we were consistent with this approach. Proximity of any awards to an earnings announcement, market event or other event related to us is purely coincidental.

Compensation Policies

Stock Ownership Guidelines. We adopted stock ownership guidelines (the “Ownership Guidelines”) in 2012 that we continue to maintain that require our Chief Executive Officer and non-employee members of our Board of Directors to maintain a certain level of ownership of our common stock. The Ownership Guidelines provide that each individual must own the number of shares of Company’s common stock in an amount equal to at least three times the amount of such person’s annual cash retainer or base salary, as applicable, which amount shall be determined by multiplying the number of shares owned (and certain shares subject to vested restricted stock unit awards where issuance of shares is deferred and a portion of vested but unexercised shares underlying options for which the market price exceeds the exercise price) by such covered person and by the closing price of such shares on the date on which such evaluation is made. Each person will have a period of 5 years to comply with the ownership requirements starting from the later of the adoption of the Ownership Guidelines or the date such individual becomes covered by the Ownership Guidelines.

Anti-Hedging and Anti-Pledging Policies. We also maintain an insider trading policy that, in addition to prohibiting trading during closed window periods, prohibits such individuals from short selling our stock and using hedging instruments or borrowing against or pledging our stock. Additionally, our Code of Business Conduct and Ethics prohibits employees from engaging in any transaction in which an employee would derive an economic benefit as a result of a decline in our stock price.

Compensation Recovery Policy. We also maintain a policy for recoupment of incentive compensation, or a clawback policy. The clawback policy applies to any of our current and former executive officers who, at the relevant time, were designated by the Board as an officer for purposes of Section 16 of the 1934 Act (each, a “covered person”). Under the clawback policy, if we are required to prepare an accounting restatement for any fiscal quarter or year commencing after the adoption of the clawback policy and the Board determines that misconduct contributed to the noncompliance that resulted in the requirement to restate our financial statements, then the Board may recoup certain incentive compensation paid to the covered persons. Specifically, the Board may require a covered person to repay some or all of (i) any bonus compensation received that was calculated based on the financial statements that were subsequently restated, (ii) up to the full amount of any equity incentive grant received that was determined based on the financial statements that were subsequently restated

and (iii) some or all of any gains realized on the exercise of stock options or on the open-market sale of vested shares during certain periods. The Board may seek recoupment from each applicable covered person from prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards and direct repayment.

Other Compensation

All of our executive officers receive life and disability insurance benefits and either health insurance benefits under the programs that are available to all employees or cash payments in lieu of participating in those programs. During 2013, Mr. Maier received cash payments of $100 per month in lieu of receiving a health insurance benefit, a benefit choice available to all full-time U.S. employees. The Company provides for a 401(k) plan but currently does not provide a “match” for employee contributions.

Change in Control Severance Benefit Plan

In 2007, the Compensation Committee approved a Change in Control Severance Benefit Plan (the “Change in Control Plan”) which provides three tiers of severance payments and benefits for designated senior executives in the event that their employment is terminated under certain circumstances in connection with a change in control of the Company. Each of the NEOs is currently a participant in the Change in Control Plan.

We believe that the payments and benefits available under the Change in Control Plan are an important component of our overall executive compensation program because these payments and benefits help us retain executive talent and, in the event of a potential change of control, allow the executives to focus on the potential transaction without concern for their personal near-term financial future and to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. The Change in Control Plan also allows us to provide a standard set of payments and benefits to new and existing executives and avoids negotiation of individual arrangements with executive officers. In addition, the program is intended to align the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize their own employment.

The payments and benefits available under the Change in Control Plan are subject to a “double trigger”; that is, they are payable only in the event that an executive officer loses his or her employment in connection with a change in control of Company. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection only upon loss of employment. The Change in Control Plan provides that following a covered termination, participants continue to receive, for a specified period based on the participant’s assigned category of benefit or tier, salary continuation benefits, bonus payments, vesting acceleration for equity awards and health insurance and other benefits.

Each participant is assigned by the Compensation Committee to one of three tiers, based upon several factors including the participant’s title, role, and responsibility. The tier selection for each participant is determined by the full Board of Directors for the Chief Executive Officer and the Compensation Committee for executive officers. The Compensation Committee established three tiers in recognition of the different levels of involvement individual executives may have in potential corporate transactions. The estimated potential payments and benefits available under the Change in Control Plan are described in the “Post-Employment Payments” section below.

Policy Regarding Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally provides that public corporations may not deduct remuneration in excess of $1 million paid to their chief executive officer and three other most highly-compensated executive officers (other than its chief financial officer) in any in a calendar year. Remuneration that qualified as “performance based” compensation within the meaning of the Code does not count toward the $1 million limit.

While the Compensation Committee is mindful of the benefit of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code where those requirements would impair flexibility in compensating our NEOs in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy regarding the limitation of executive pay to amounts that would be deductible under Section 162(m) of the Code. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders and retains the discretion to pay compensation that potentially may not be fully deductible to reward performance and/or enhance retention.

Non-Qualified Deferred Compensation Plan

In 2007, our Compensation Committee approved a deferred compensation plan that allows eligible executives, including our NEOs, to defer receipt of their salary and/or annual performance bonuses into bookkeeping accounts until withdrawal at a future time selected by the participant with the associated tax consequences also being deferred until the time of withdrawal (“Deferred Compensation Plan”). During 2013, none of our NEOs elected to contribute any of their 2013 compensation into the Deferred Compensation Plan. While the Deferred Compensation Plan still holds past deferred amounts contributed by Dr. Cantor, the Deferred Compensation Plan is no longer actively utilized or promoted and none of the other NEOs have ever participated in the Deferred Compensation Plan.

The Deferred Compensation Plan is an additional component of our executive compensation program and provides additional tax and financial planning flexibility for eligible executive officers at low incremental cost to the Company. The Deferred Compensation Plan permits deferral of compensation into bookkeeping accounts that permit the participants to select from a range of phantom investment alternatives that mirror the gains and losses of several different investment alternatives, including our common stock. Under the terms of the Deferred Compensation Plan, participants are permitted to defer up to 100% of their annual salary and/or bonus until a specified date, termination of service or a specified year following termination of service, as elected by the participant at the time of deferral. Additionally, under the terms of the Deferred Compensation Plan, participants are permitted to defer restricted stock unit awards granted under our equity incentive plan. We are not required to make any contributions to the Deferred Compensation Plan, and for 2013 we did not make any contributions to the Deferred Compensation Plan. We fund the expenses for administering the Deferred Compensation Plan. Participants have our unsecured contractual commitment to pay the amount due under the Deferred Compensation Plan, which remains subject to the claims of our general creditors.

2013 SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation paid to, received by, and earned by our NEOs for the fiscal years ended December 31, 2013, December 31, 2012, and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Harry F. Hixson, Jr. Chief Executive Officer	2013	520,000	340,080	(4)	538,013		—	—	6,794		1,404,887
	2012	500,000	—		1,557,147		303,900	—	6,986		2,368,033
	2011	489,250	260,625	(5)	2,079,400		318,000	—	6,884		3,154,159

William Welch	2013	400,000	—		—		—	—	1,444		401,444
President and Chief Operating Officer	2012	353,280	206,500	(6)	943,440		158,745	—	1,476		1,663,441
	2011	319,583	179,385	(7)	976,080		166,183	—	147,321	(8)	1,788,552

Paul V. Maier Chief Financial Officer	2013	354,299	118,976	(9)	188,222		—	—	5,673		667,170
	2012	340,673	—		519,049		138,041	—	5,780		1,003,543
	2011	324,450	22,598	(10)	351,250		147,625	—	3,883		849,806

Ronald M. Lindsay Former Executive Vice President, Strategic Planning	2013	281,980	89,232	(11)	565,104	(12)	—	—	3,365		939,681
	2012	345,000	—		542,055		153,773	—	4,590		1,045,418
	2011	334,750	101,700	(13)	281,000		174,070	—	3,883		895,403

Dirk van den Boom Executive Vice President, R & D, and Chief Scientific Officer	2013	375,000	—		—		—	—	1,064		376,064
	2012	328,125	177,000	(14)	664,790		147,422	—	1,042		1,318,379
	2011	287,375	45,195	(15)	351,250		150,000	—	963		834,783

Allan T. Bombard Chief Medical Officer	2013	380,000	124,384	(16)	196,778		—	—	2,701		703,863
	2012	360,006	—		519,049		140,404	—	2,093		1,021,552
	2011	342,863	39,548	(17)	351,250		133,717	—	1,993		869,371

Charles R. Cantor Former Chief Scientific Officer	2013	350,000	118,976	(18)	188,222		—	—	4,247		661,446
	2012	343,304	—		309,880		104,330	—	4,360		761,874
	2011	333,000	23,730	(19)	141,553		52,228	—	2,210		552,721

(1)	Represents the full grant date fair value of restricted stock units calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see the footnotes to the table titled “Grants of Plan-Based Awards” below.
(2)	Represents the full grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see the footnotes to the table titled “Grants of Plan-Based Awards” below. The stock option grants to our executive officers generally vest on a monthly basis over four years, unless they are grants made in connection with the start of employment in which case such awards typically vest 25% after the first 12 months, with the remainder vesting in 36 successive equal monthly installments.
(3)	Represents health insurance benefits (or for Mr. Maier, cash payments in lieu of health insurance benefits), life, and disability insurance.
(4)	Represents a restricted stock unit award for 81,750 shares of common stock granted to Dr. Hixson at a fair market value of $4.16 per share on the date of grant.
(5)	Represents a restricted stock unit award for 37,500 shares of common stock granted to Dr. Hixson at a fair market value of $6.95 per share on the date of grant. In February 2012, the independent members of our Board of Directors determined that an aggregate of 14/15ths of the award had vested and that 1/15th of the award expired, unvested.
(6)	Represents a restricted stock unit award for 43,750 shares of common stock granted to Mr. Welch at a fair market value of $4.72 per share on the date of grant.
(7)	Represents a restricted stock unit award for 22,083 shares of common stock granted to Mr. Welch at a fair market value of $6.78 per share on the date of grant and a restricted stock unit award for 4,375 shares of common stock granted to Mr. Welch at a fair market value of $6.78 per share on the date of grant. In February 2012, the Compensation Committee determined that an aggregate of 14/15ths of the award covering 4,375 shares had vested and that 1/15th of that award expired, unvested.
(8)	Includes relocation compensation of $145,940 paid in 2011 in accordance with Mr. Welch’s employment offer and acceptance and $1,381 for health, life and disability insurance.
(9)	Represents a restricted stock unit award for 28,600 shares of common stock granted to Mr. Maier at a fair market value of $4.16 per share on the date of grant.
(10)	Represents a restricted stock unit award for 3,333 shares of common stock granted to Mr. Maier at a fair market value of $6.78 per share on the date of grant. In February 2012, the Compensation Committee determined that an aggregate of 14/15ths of the award had vested and that 1/15th of the award expired, unvested.
(11)	Represents a restricted stock unit award for 21,450 shares of common stock granted to Dr. Lindsay at a fair market value of $4.16 per share on the date of grant.

(12)	Represents the fair market value of $141,167 on the grant date of February 1, 2013 for a stock option award covering 42,900 shares of common stock granted to Dr. Lindsay, and also represents the fair market value of value of $423,937 related to an amendment to all stock option grants held by Dr. Lindsay to provide that each such stock option shall be exercisable for a period of three years following Dr. Lindsay’s cessation of service as a member of the Board of Directors. This modification was consistent with the exercise period of stock option awards awarded to the Company’s non-employee directors under the Company’s non-employee director compensation program and was approved by the Board of Directors on December 10, 2013 in connection with Dr. Lindsay’s end of year retirement as an employee and executive officer and return to service as a non-employee director.
(13)	Represents a restricted stock unit award for 15,000 shares of common stock granted to Dr. Lindsay at a fair market value of $6.78 per share on the date of grant. In February 2012, the Compensation Committee determined that an aggregate of 14/15ths of the award had vested and that 1/15th of the award expired, unvested.
(14)	Represents a restricted stock unit award for 37,500 shares of common stock granted to Dr. van den Boom at a fair market value of $4.72 per share on the date of grant.
(15)	Represents a restricted stock unit award for 6,666 shares of common stock granted to Dr. van den Boom at a fair market value of $6.78 per share on the date of grant. In February 2012, the Compensation Committee determined that an aggregate of 14/15ths of the award had vested and that 1/15th of the award expired, unvested.
(16)	Represents a restricted stock unit award for 29,900 shares of common stock granted to Dr. Bombard at a fair market value of $4.16 per share on the date of grant.
(17)	Represents a restricted stock unit award for 5,833 shares of common stock granted to Dr. Bombard at a fair market value of $6.78 per share on the date of grant. In February 2012, the Compensation Committee determined that an aggregate of 14/15ths of the award had vested and that 1/15th of the award expired, unvested.
(18)	Represents a restricted stock unit award for 28,600 shares of common stock granted to Dr. Cantor at a fair market value of $4.16 per share on the date of grant.
(19)	Represents a restricted stock unit award for 3,500 shares of common stock granted to Dr. Cantor at a fair market value of $6.78 per share on the date of grant.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with Dr. Hixson, Mr. Welch, Dr. van den Boom and Dr. Cantor, and in connection with their hiring, extended employment offer letters to Mr. Maier, Dr. Lindsay, and Dr. Bombard. These arrangements set forth the terms of employment for each of these individuals, including their initial base salary, target annual bonus, equity award recommendation, and participation in our health and welfare benefit plans. In addition, these arrangements stipulate that each individual is eligible for certain payments and benefits under our Change in Control Severance Benefit Plan. These post-employment compensation arrangements are discussed in more detail in the “Potential Payments Upon Termination or Change in Control” section below.

The material terms and conditions of the employment arrangements of the NEOs are as follows.

Dr. Hixson

On March 13, 2010, we entered into an employment agreement with Dr. Hixson that formalized his employment as our Chief Executive Officer on an “at-will” basis commencing September 28, 2009. This agreement set forth the initial terms and conditions of his employment, including base salary, target annual bonus, standard employee health and welfare benefit plan participation, and a recommendation for an additional stock option grant. These compensation arrangements were subject to future adjustment in the discretion of the Compensation Committee based on an evaluation of corporate and individual performance, as well as other significant factors, including the competitive market environment and our incentive and retention objectives. This employment agreement was subject to reaffirmation of the standard proprietary information and invention agreement that he had previously executed an agreement to abide by non-competition and non-solicitation covenants.

This agreement also set forth his eligibility for certain payments and benefits in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company, as a Tier I participant in our Change in Control Severance Benefit Plan.

Mr. Welch and Dr. van den Boom

On January 29, 2014, we entered into employment agreements with Mr. Welch and with Dr. van den Boom that formalized their employment with us on an “at-will” basis as our President and Chief Operating Officer (Mr. Welch), and Executive Vice President, Research and Development and Chief Scientific Officer (Dr. van den Boom). The agreements each have a term of three years and set forth the initial terms and conditions of their employment, including base salary, target annual bonus, and standard employee health and welfare benefit plan participation. These compensation arrangements are subject to future adjustment in the discretion of the Board of Directors based on an evaluation of individual performance and any company policies regarding adjustments in officer compensation established from time to time by the Board of Directors. Mr. Welch and Dr. van den Boom are each entitled to certain payments in the event of the termination of their employment with us; these payments are discussed in more detail in the “Post-Employment Payments” section below. The employment agreements do not apply to any termination of Mr. Welch’s or Dr. van den Boom’s employment in connection with a change in control of the company, as provided for under our Change in Control Severance Benefit Plan. Mr. Welch and Dr. van den Boom previously executed our standard proprietary information and invention agreement.

Mr. Maier and Drs. Lindsay and Bombard

In connection with their initial employment with us, we have entered into employment offer letters with each of Mr. Maier and Drs. Lindsay and Bombard. Each of these offer letters provides for “at-will” employment and sets forth the initial terms and conditions of employment of each individual, including his base salary, target annual bonus, standard employee health and welfare benefit plan participation, and a recommendation for an equity award. These compensation arrangements were subject to future adjustment in the discretion of the Compensation Committee based on an evaluation of corporate and individual performance, as well as other significant factors, including the competitive market environment and our incentive and retention objectives. In addition, these offer letters provided that each individual would be eligible for certain payments and benefits in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company, under our Change in Control Severance Benefit Plan. Further, these employment offers were subject to execution of our standard proprietary information and invention agreement.

Dr. Cantor

Dr. Cantor’s employment agreement, as amended in 2005, provides for employment on an at-will basis. Dr. Cantor is entitled to certain payments in the event of the termination of his employment with us; these payments are discussed in more detail in the “Post-Employment Payments” section below.

POST-EMPLOYMENT PAYMENTS

Payments Not Related to a Change in Control

Dr. Hixson. Under Dr. Hixson’s employment agreement, if Dr. Hixson is terminated either by us or by him upon giving four weeks advanced notice, he is eligible to receive continued Company paid health insurance premiums for 90 days from the termination date and a pro-rated portion of any target bonus determined to be appropriate after completion of the entire target bonus year. In March 2014, in connection with Dr. Hixson’s planned retirement on June 10, 2014, the Board of Directors approved Dr. Hixson’s eligibility to receive Company paid health insurance premiums for an additional twenty-one months following the 90 day period provided for under his employment agreement.

Mr. Welch and Dr. van den Boom. Under their employment agreements entered into in January 2014, if Mr. Welch’s or Dr. van den Boom’s employment is terminated either by us without “cause” or by Mr. Welch or Dr. van den Boom for “good reason” (each as defined in their employment agreements), then each is eligible under his respective employment agreement to receive: twelve months of then-current base salary at the time of termination and a pro-rated (to the date of termination) portion of his target bonus level, both payable within 60 days of termination; continued health benefits for one year following the date of termination or until an earlier date that Mr. Welch or Dr. van den Boom obtains new employment that provides at least substantially the same benefits; accelerated vesting of all stock options and other equity awards issued by us for a period of 12 months following the date of termination; and an exercise period to exercise any outstanding vested stock option grants until the earlier of 12 months following employment termination or the expiration of the term of the stock option grant.

Dr. Cantor. Dr. Cantor’s employment agreement provides that if his employment is terminated by us without cause (as defined in the agreement) then Dr. Cantor is entitled to receive continuation of his base salary then in effect, and reimbursement of health insurance premiums, until the earlier of the expiration of six months following the date of his termination or his commencement of employment with another employer. Under the agreement, Dr. Cantor will be available to provide consulting services for us for up to ten hours per month during the period he is receiving severance benefits from us without the payment of additional compensation.

Except as set forth above, none of our NEOs are eligible to receive any payments or benefits upon a termination of employment that is not related to a change in control of the Company. In addition, except as set forth above, none of our NEOs are eligible to receive any payments or benefits if their employment is terminated for cause or as the result of retirement, death or disability.

Payments Related to a Change in Control

We currently provide post-employment payments and benefits to our NEOs in certain limited circumstances pursuant to our Change in Control Plan. Our Change in Control Plan provides payments and benefits to designated executive officers following a termination of employment in connection with a change in control of the Company. None of our NEOs are eligible to receive additional payments or benefits under their employment or letter agreements.

Our Change in Control Plan provides that following a covered termination of employment (as defined in the Change in Control Plan as a termination of employment by the Company without cause or a voluntary resignation of employment for good reason, either of which occurring within the one-month period preceding the date of a change in control or the 11-month period following a change in control), participants continue to receive, for a specified period based on each participant’s assigned category of benefit or tier, salary continuation benefits, bonus payments, vesting acceleration of outstanding equity awards and health insurance and other benefits. Each participant is assigned by the Compensation Committee to one of three tiers.

We are not obligated under our Change in Control Plan or pursuant to any employment agreement to provide any tax gross-up payments intended to offset the cost of excise taxes that may be imposed if any payment provided to an NEO is considered a “parachute payment” for purposes of Sections 280G and 4999 of the Code. Under the Change in Control Plan, the total of any payments that would be considered “parachute payments” for purposes of Sections 280G and 4999 of the Code and subject to excise tax under Section 4999 of the Code are limited to the amount that would result in no excise tax being imposed (or, if greater, an amount in which the participant receives a net after-tax payment if the excise tax is assessed), a provision known as a “best-after-tax” arrangement.

Tier I. Dr. Hixson has been assigned to Tier I and in March 2014, Mr. Welch and Dr. van den Boom were changed from Tier II to Tier I participants. Participants who have been assigned to Tier I are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 24 months following termination of employment, subject to a reduction during the last six months of such period for any salary the participant receives from other full-time employment during the 24 months following termination of employment. Tier I participants are also eligible to receive a single lump-sum payment equal to 1.5 times their target bonus amount, and all unvested equity awards held by them will vest immediately upon termination of employment. We will also pay premiums for continuation of health plan coverage for 18 months following termination of employment.

Tier II. Mr. Maier, Dr. Lindsay, Dr. Bombard, and Dr. Cantor have been assigned to Tier II. Participants who have been assigned to Tier II are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination of employment. Tier II participants are eligible to receive a single lump-sum payment equal to such participant’s target bonus amount and all of the participant’s equity awards that use time-based vesting will immediately vest as to all remaining vesting installments upon termination of employment. We will also pay premiums for continuation of health plan coverage for 12 months following termination of employment.

Tier III. Participants who have been assigned to Tier III are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination of employment. Tier III participants are eligible to have all equity awards that use time-based vesting immediately vest as to the next 24 months of vesting installments upon termination of employment. We will also pay premiums for continuation of health plan coverage for 12 months following termination of employment.

Potential Post-Employment Payments and Benefits

The following table below sets forth the potential payments and benefits that would be received by the NEOs upon a termination of employment, including a termination of employment in connection with a change in control of the Company, assuming that the termination of employment occurred on December 31, 2013.

The value of the equity awards reported below represents the intrinsic value of the outstanding and unvested equity awards as of December 31, 2013 that would become vested as a result of such triggering event. The market value of the Company’s common stock used for such calculations was the closing price of the common stock on December 31, 2013 of $2.34 per share

Name	Upon termination without Cause ($)		Upon Termination under Specified Circumstance Following a Change in Control
			Salary and Benefit Continuation Value ($)		Equity Acceleration Value ($)		Total Value ($)
Harry F. Hixson Chief Executive Officer	394,773	(1)	1,653,641		454,545		2,108,186

William Welch President and Chief Operating Officer	none	(3)	617,834	(3)	76,780	(3)	694,614	(3)

Paul V. Maier Chief Financial Officer	none		497,121		66,924		564,045

Ronald M. Lindsay Former Executive Vice President, Strategic Planning	none		508,095		92,061		600,156

Dirk van den Boom Executive Vice President, R & D, and Chief Scientific Officer	none	(3)	581,594	(3)	65,812	(3)	647,406	(3)

Allen T. Bombard Chief Medical Officer	none		513,172		69,966		583,138

Charles R. Cantor Former Chief Scientific Officer	178,172	(2)	461,345		66,924		528,269

(1)	This amount represents $4,773, which is the estimated value of 90 days of health insurance premiums plus $390,000, which is Dr. Hixson’s full target bonus amount based on a target level of 75% of his 2013 base salary of $520,000. As described above, the actual bonus amount would be the pro-rated portion of any target bonus determined to be appropriate after completion of the entire target bonus year.

(2)	This amount represents $1,586, which is the estimated value of six months of health insurance premiums and $175,000, which is the value of 6 months of base salary, and assumes Dr. Cantor did not secure new employment until all severance payments were made under his employment agreement.
(3)	The amounts in this table assume a termination of employment on December 31, 2013 and therefore do not include post-employment payments and benefits that would be provided to Mr. Welch and Dr. van den Boom under their employment agreements entered into and effective in January 2014 or under their change from Tier II to Tier I status, approved in March 2014, under our Change in Control Plan.

2013 GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the grants of plan-based awards to the NEOs made during the fiscal year ended December 31, 2013.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards; Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Harry F. Hixson. Chief Executive Officer	2/1/2013	—	—	—	—	—		—	11,040	(4)	4.16	36,328	(7)
	2/1/2013	—	—	—	—	—		—	152,460	(5)	4.16	501,685	(7)
	2/1/2013	—	—	—	—	81,750	(6)	—	—		4.16	340,080

William Welch(2) President and Chief Operating Officer	—	—	—	—	—	—		—	—		—	—

Paul V. Maier. Chief Financial Officer	2/1/2013	—	—	—	—	—		—	16,683	(4)	4.16	54,897	(7)
	2/1/2013	—	—	—	—	—		—	40,517	(5)	4.16	133,325	(7)
	2/1/2013	—	—	—	—	28,600	(6)	—	—		4.16	118,976

Ronald M. Lindsay Former Executive Vice President, Strategic Planning	2/1/2013	—	—	—	—	—		—	12,514	(4)	4.16	41,179	(7)
	2/1/2013	—	—	—	—	—		—	30,386	(5)	4.16	99,988	(7)
	12/12/2013	—	—	—	—	—		—	91,004	(8)	3.39	79,173	(9)
	12/12/2013	—	—	—	—	—		—	60,000	(8)	5.92	51,600	(9)
	12/12/2013	—	—	—	—	—		—	15,000	(8)	5.92	12,900	(9)
	12/12/2013	—	—	—	—	—		—	58,109	(8)	5.92	49,974	(9)
	12/12/2013	—	—	—	—	—		—	47,616	(8)	6.96	41,902	(9)
	12/12/2013	—	—	—	—	—		—	10,417	(8)	6.70	2,396	(9)
	12/12/2013	—	—	—	—	—		—	68,439	(8)	4.92	17,110	(9)
	12/12/2013	—	—	—	—	—		—	46,875	(8)	3.93	8,906	(9)
	12/12/2013	—	—	—	—	—		—	20,000	(8)	3.42	17,200	(9)
	12/12/2013	—	—	—	—	—		—	20,000	(8)	7.69	6,000	(9)
	12/12/2013	—	—	—	—	—		—	20,000	(8)	4.58	10,400	(9)
	12/12/2013	—	—	—	—	—		—	40,000	(8)	1.87	34,800	(9)
	12/12/2013	—	—	—	—	—		—	5,000	(8)	3.48	1,650	(9)
	12/12/2013	—	—	—	—	—		—	5,000	(8)	5.22	50	(9)
	12/12/2013	—	—	—	—	—		—	30,386	(8)	4.16	4,558	(9)
	12/12/2013	—	—	—	—	—		—	12,514	(8)	4.16	1,877	(9)
	12/12/2013	—	—	—	—	—		—	3,125	(8)	3.93	594	(9)
	12/12/2013	—	—	—	—	—		—	58,996	(8)	3.93	51,327	(9)
	12/12/2013	—	—	—	—	—		—	31,561	(8)	4.92	7,890	(9)
	12/12/2013	—	—	—	—	—		—	16,891	(8)	5.92	14,526	(9)
	12/12/2013	—	—	—	—	—		—	39,583	(8)	6.70	9,104	(9)

Dirk van den Boom (2) Executive Vice President, R & D, and Chief Scientific Officer	—	—	—	—	—	—		—	—		—	—

Allan T. Bombard Chief Medical Officer	2/1/2013	—	—	—	—	—		—	17,442	(4)	4.16	57,395	(7)
	2/1/2013	—	—	—	—	—		—	42,358	(5)	4.16	139,383	(7)
	2/1/2013	—	—	—	—	29,900	(6)	—	—		4.16	124,384

Charles R. Cantor Former Chief Scientific Officer	2/1/2013	—	—	—	—	—		—	16,683	(4)	4.16	54,897	(7)
	2/1/2013	—	—	—	—	—		—	40,517	(5)	4.16	133,325	(7)

(1)	This column reflects the date that our Board of Directors or the Compensation Committee, as applicable, approved the award.
(2)	Mr. Welch and Dr. van den Boom were not granted plan-based awards during 2013.
(3)	Represents the full grant date fair value of stock and option awards calculated in accordance with FASB ASC Topic 718.
(4)	Incentive stock option granted under the 2006 Equity Incentive Plan.
(5)	Non-qualified stock option granted under the 2006 Equity Incentive Plan.
(6)	Restricted stock unit awards granted under the 2006 Equity Incentive Plan.
(7)	The grant date fair value of the option to purchase shares of the Company’s common stock granted on February 1, 2013 calculated using a Black-Scholes option pricing model based on the following assumptions: an expected volatility of 94.0%; an expected term to exercise of 6.9 years from the date of grant; a risk-free interest rate of 1.19%; and a dividend yield of 0%.
(8)	In December 2013, in connection with Dr. Lindsay’s end of year retirement as an employee and executive officer and return to service as a non-employee director, the Company’s Board of Directors approved an amendment to each stock option grant held by Dr. Lindsay to provide that each such stock option shall be exercisable for a period of three years following Dr. Lindsay’s cessation of service as a member of the Board of Directors. This modification was consistent with the exercise period of stock option awards awarded to the Company’s non-employee directors under the Company’s non-employee director compensation program, and the Grant Date Fair Value in the table reflects this modification.
(9)	The grant date fair value of the stock option awards is calculated as the incremental compensation costs in accordance with FASB ASC Topic 718 for a modification of the terms or conditions of an equity award.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth certain information regarding outstanding equity awards held by the NEOs at the end of the fiscal year ended December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Harry F. Hixson, Jr. Chief Executive Officer	—		11,040	(9)(19)	4.16	2/1/2023	81,750	(20)	191,295
	—		152,460	(8)(19)	4.16	2/1/2023
	92,125	(8)(17)	293,125	(8)(17)	4.92	2/7/2022
	—		16,750	(9)(17)	4.92	2/7/2022
	29,850	(9)	29,850	(9)	6.70	2/14/2021
	232,233	(8)	78,067	(8)	6.70	2/14/2021
	59,520	(5)	—		6.96	10/4/2020
	58,996	(4)	—		3.39	10/21/2019
	128,504	(3)	—		3.39	10/21/2019
	29,498	(2)	—		3.39	10/21/2019
	158,002	(1)	—		3.39	10/21/2019
	20,000	(6)	—		3.42	5/12/2019
	20,000	(6)	—		7.69	5/30/2018
	20,000	(6)	—		4.58	6/22/2017
	50,000	(6)	—		1.87	6/6/2016
	5,000	(6)	—		3.48	6/17/2015
	5,000	(6)	—		5.22	5/14/2014

William Welch President and Chief Operating Officer	—		14,236	(10)	4.72	12/10/2022	32,812	(18)	76,780
	21,875	(11)	51,389	(11)	4.72	12/10/2022
	40,650	(9)	47,317	(9)	4.92	2/7/2022
	32,683	(8)	39,350	(8)	4.92	2/7/2022
	109,375	(7)	40,625	(7)	7.70	1/7/2021

Paul V. Maier Chief Financial Officer	—		16,683	(9)	4.16	2/1/2023	28,600	(20)	66,924
	11,917	(8)	28,600	(8)	4.16	2/1/2023
	—		22,362	(9)	4.92	2/7/2022
	61,417	(8)	50,221	(8)	4.92	2/7/2022
	42,871	(9)	17,529	(9)	6.70	2/14/2021
	1,400	(8)	700	(8)	6.70	2/14/2021

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Ronald M. Lindsay Former Executive Vice President, Strategic Planning	8,937	(9)	21,449	(9)	4.16	2/1/2023	21,450	(20)	50,193
	—		12,513	(8)	4.16	2/1/2023
	—		3,125	(9)	3.93	3/28/2022
	21,875	(8)	25,000	(8)	3.93	3/28/2022
	6,604	(9)	24,957	(9)	4.92	2/7/2022
	39,229	(8)	29,210	(8)	4.92	2/7/2022
	25,000	(9)	14,583	(9)	6.70	2/14/2021
	10,417	(8)	—		6.70	2/14/2021
	47,616	(5)	—		6.96	10/4/2020
	16,891	(13)	—		5.92	8/3/2020
	58,109	(12)	—		5.92	8/3/2020
	60,000	(14)	—		5.92	8/3/2020
	15,000	(14)	—		5.92	8/3/2020
	58,996	(4)	—		3.39	10/21/2019
	91,004	(3)	—		3.39	10/21/2019
	20,000	(6)	—		3.42	5/12/2019
	20,000	(6)	—		7.69	5/30/2018
	20,000	(6)	—		4.58	6/22/2017
	40,000	(6)	—		1.87	6/6/2016
	5,000	(6)	—		3.48	6/17/2015
	5,000	(6)	—		5.22	5/14/2014

Dirk van den Boom Executive Vice President, R & D, and Chief Scientific Officer	—		16,842	(10)	4.72	12/10/2022	28,125	(18)	65,813
	18,750	(11)	39,408	(11)	4.72	12/10/2022
	—		20,946	(9)	4.92	2/7/2022
	45,833	(8)	33,221	(8)	4.92	2/7/2022
	—		6,484	(9)	6.70	2/14/2021
	44,271	(8)	11,745	(8)	6.70	2/14/2021
	14,134	(9)	12,500	(9)	5.92	8/3/2020
	48,366	(8)	—		5.92	8/3/2020
	3,130	(15)	—		3.38	10/20/2019
	26,870	(16)	—		3.38	10/20/2019
	1,604	(9)	—		25.15	1/16/2019
	9,396	(8)	—		25.15	1/16/2019
	12,082	(9)	—		14.07	12/1/2018
	7,918	(8)	—		14.07	12/1/2018
	13,000	(9)	—		8.66	2/12/2018
	6,150	(9)	—		4.93	7/10/2017
	16,500	(9)	—		4.93	7/10/2017
	5,380	(9)	—		2.34	4/10/2016
	375	(9)	—		3.09	4/1/2015
	1,666	(9)	—		7.92	4/16/2014

Allan T. Bombard Chief Medical Officer	12,458	(8)	29,900	(8)	4.16	2/1/2023
	—		17,442	(9)	4.16	2/1/2023	29,900	(20)	69,966
	61,417	(8)	50,221	(8)	4.92	2/7/2022
	—		22,362	(9)	4.92	2/7/2022
	—		8,693	(9)	6.70	2/14/2021
	44,271	(8)	9,536	(8)	6.70	2/14/2021
	10,575	(9)	10,000	(9)	5.92	8/3/2020
	39,425	(8)	—		5.92	1/26/2019
	14,093	(21)	—		23.94	1/26/2019
	60,907	(22)	—		23.94	1/26/2019
	7,000	(23)	—		3.55	5/8/2017

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles R. Cantor Former Chief Scientific Officer	11,917	(8)	28,600	(8)	4.16	2/1/2023	28,600	(20)	66,924
	—		16,683	(9)	4.16	2/1/2023
	36,100	(8)	14,294	(8)	4.92	2/7/2022
	567	(9)	29,039	(9)	4.92	2/7/2022
	11,458	(8)	—		6.70	2/14/2021
	6,250	(9)	7,292	(9)	6.70	2/14/2021
	14,583	(8)			5.92	8/3/2020
	6,250	(9)	4,167	(9)	5.92	8/3/2020
	4,367	(9)	—		25.15	1/16/2019
	30,633	(8)	—		25.15	1/16/2019
	41,185	(8)	—		8.16	1/29/2018
	8,815	(9)	—		8.16	1/29/2018
	5,238	(8)	—		4.93	7/10/2017
	54,762	(9)	—		4.93	7/10/2017
	10,415	(8)	—		1.87	6/6/2016
	72,918	(9)	—		1.87	6/6/2016

(1)	Non-qualified options granted on October 21, 2009 that vested in 12 equal monthly installments commencing September 28, 2010.
(2)	Incentive stock options granted on October 21, 2009 that vested in 12 monthly installments commencing September 28, 2010.
(3)	Non-qualified options granted on October 21, 2009 that vested in 12 equal monthly installments commencing September 28, 2009.
(4)	Incentive stock options granted on October 21, 2009 that vested in 12 monthly installments commencing September 28, 2009.
(5)	Non-qualified option grant on October 4, 2010, which was fully-vested upon grant.
(6)	Non-qualified option grant for services as a member of our Board of Directors.
(7)	New hire grant, vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.
(8)	Non-qualified options vesting monthly over 4 years from the grant date.
(9)	Incentive stock options vesting monthly over 4 years from the grant date.
(10)	Incentive options granted December 10, 2012 vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.
(11)	Non-qualified options granted December 10, 2012 vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.
(12)	Non-qualified options granted on August 3, 2010 that vested in 4 equal quarterly installments commencing January 1, 2011.
(13)	Incentive stock options granted on August 3, 2010 that vested in 4 equal quarterly installments commencing January 1, 2011.
(14)	Performance based non-qualified option grant on August 3, 2010, which vested upon commercial launch of certain diagnostic tests.
(15)	Incentive options, vesting over 4 years with 1/4 vesting May 1, 2010, then in equal monthly installments thereafter.
(16)	Non-qualified options, vesting over 4 years with 1/4 vesting May 1, 2010, then in equal monthly installments thereafter.
(17)	In December 2012, the Board of Directors approved the retroactive amendment of Dr. Hixson’s February 7, 2012 stock option grant to add a performance measure as a precondition to exercisability which is applicable to 50% of the shares subject to the options. The performance measure provides that the option is exercisable only if the closing sales price of common stock quoted on any established stock exchange or market is a minimum of a 25% premium (representing $6.15 per share) to the exercise price, for a period of at least 30 consecutive trading days.
(18)	Restricted common stock unit grants on December 10, 2012, with 1/4 vesting yearly over four years.
(19)	The option is subject to a performance measure as a precondition to exercisability that provides that the option is exercisable only if the closing sales price of common stock quoted any established stock exchange or market is a minimum of a 25% premium (representing $5.20 per share) to the exercise price, for a period of at least 30 consecutive trading days.
(20)	Restricted common stock unit grants on February 1, 2013, with 1/4 vesting yearly over 4 years on February 10, 2014, 2015, 2016, and 2017.
(21)	Incentive option new-hire grant, granted on January 26, 2009 that vested over 4 years.
(22)	Non-qualified option new-hire grant, granted on January 26, 2009 that vested over 4 years.
(23)	Non-qualified option grant on May 8, 2007, that vested upon grant.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information regarding the exercise of options to purchase shares of the Company’s common stock and the vesting of stock awards for the NEOs for the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Harry F. Hixson Chief Executive Officer	—	—	75,000	(2)	316,500

William Welch President and Chief Operating Officer	—	—	19,771	(1)(2)	62,870

Paul V. Maier Chief Financial Officer	—	—	6,666	(2)	28,131

Ronald M. Lindsay Former Executive Vice President, Strategic Planning	—	—	30,000	(2)	126,600

Dirk van den Boom Executive Vice President, R & D, and Chief Scientific Officer	—	—	22,708	(1)(2)	78,203

Allan T. Bombard Chief Medical Officer	—	—	11,666	(2)	49,231

Charles R. Cantor Former Chief Scientific Officer	—	—	7,000	(2)	29,540

(1)	Represents the vesting on December 10, 2013 of time-based restricted stock unit awards granted on December 10, 2012.
(2)	Represents the vesting on June 19, 2013 of performance-based restricted stock unit awards granted on January 25, 2011, which vested upon the achievement of specified levels of diagnostic revenues.

OPTION REPRICINGS

We did not engage in any option re-pricings of our outstanding equity awards during the fiscal year ended December 31, 2013. In December 2013, we modified the exercise period only for Dr. Lindsay’s outstanding stock option grants, no other modifications were made to those grants.

PENSION BENEFITS

We do not have or sponsor any defined benefit or other actuarial plans.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth certain information for 2013 regarding the NEOs and our Deferred Compensation Plan.

Name	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions in 2013 ($)	Aggregate Balance at December 31, 2013 ($)
Charles R. Cantor(1)	—	—	112,114	—	526,847
Former Chief Scientific Officer

(1)	Dr. Cantor was the only NEO that participated or held a balance in our Deferred Compensation Plan during 2013.

The Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Code and the Deferred Compensation Plan was amended in 2008 in order to comply with legislative changes to the Code. The Deferred Compensation Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for our directors and a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Compensation Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash director fees, base salary, cash bonus awards, stock unit awards, discretionary cash awards and any other payments designated by the Deferred Compensation Plan committee as eligible for deferral under the Deferred Compensation Plan from time to time.

Under the Deferred Compensation Plan, we provide participants with the opportunity to make annual elections to defer a specified percentage of up to 100% of their eligible compensation. Elective deferrals of cash compensation are withheld from a participant’s paycheck and credited to a bookkeeping account established in the name of the participant. The participant is always 100% vested in his or her own elective cash deferrals and any earnings thereon. Elective deferrals of stock unit awards are credited to a bookkeeping account established in the name of the participant with respect to an equivalent number of shares of our common stock, and such credited shares are subject to the same vesting conditions as are applicable to the stock unit award. We may also make discretionary contributions to participants’ accounts in the future although we do not currently do so. Any discretionary contributions made by us in the future would be subject to such vesting arrangements as we may determine.

Amounts contributed to a participant’s account through elective deferrals of cash compensation or through our discretionary contributions are generally not subject to income tax, and we do not receive a deduction, until they are distributed pursuant to the Deferred Compensation Plan.

At the time of deferral, with respect to the allocation of amounts credited to their bookkeeping accounts, participants may select from a range of phantom investment alternatives that mirror the gains or losses of several different investment funds, including our common stock. Deferrals of stock unit awards under the Deferred Compensation Plan are automatically allocated to our common stock fund and may not be allocated to any other fund.

Under the Deferred Compensation Plan, we will be obligated to deliver on a future date deferred compensation credited to the participant’s account, adjusted for any positive or negative investment results from the phantom investment alternatives selected by the participant under the Deferred Compensation Plan (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unfunded, unsecured general obligations of the Company and rank in parity with other unsecured and unsubordinated indebtedness of the Company, subject to the claims of our general creditors. The Obligations are not transferable except upon death of the participant.

Payments will be distributed in the form of a lump sum payment or in up to ten annual installments upon either termination of service or a selected specified distribution date or dates, depending upon the election made by the participant at the time of deferral. If a participant’s service with us terminates prior to the selected specified distribution date or dates, payments will commence in connection with the termination of service. Payments triggered upon termination of service will generally commence at termination of service. Payment triggered upon termination of service may also commence in a specified year up to five years following the date of termination of service in accordance with the participant’s deferral election if the participant has completed at least five years of service with us at the time of termination. If a participant’s service terminates with us due to disability or the participant is receiving installment payments and becomes disabled prior to payment of all the installments, the Obligation will become immediately payable. If the participant’s service terminates with us due to participant’s death or the participant is receiving installment payments and dies prior to payment of all the installments, the Obligation will either continue to be paid in accordance with the payment schedule that applied prior to the participant’s death or will become immediately payable if so specified in accordance with the participant’s deferral election. Any payments made to specified employees that commence upon a separation from service will be delayed six months in accordance with the requirements of Section 409A of the Code. Participants may be entitled to receive payments through certain unforeseeable emergency withdrawals. Payments scheduled to be made under the Deferred Compensation Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Code.

A committee appointed by our Board of Directors administers the Deferred Compensation Plan. We can amend or terminate the Deferred Compensation Plan at any time, but no such action shall unilaterally reduce a participant’s account balance without his or her consent prior to the date of such action. We may adopt any amendments to the Deferred Compensation Plan that we deem necessary or appropriate to preserve the intended tax treatment of the Deferred Compensation Plan benefits or to otherwise comply with the requirements of Section 409A of the Code and related guidance.

BOARD OF DIRECTOR COMPENSATION

We currently provide compensation to our non-employee directors for their service on our Board of Directors and on the committees of our Board of Directors through cash retainers and equity awards in the form of restricted stock or options to purchase shares of the Company’s common stock. Our non-employee directors may elect, in December of each calendar year, to have a portion or all of their retainers for the following calendar year paid in cash, restricted stock awards, or stock options. The number of shares of common stock subject to a restricted stock award is equal to the amount of cash that would have been received but for the election, divided by the average daily closing market price of the common stock for the month of November. The number of shares of common stock subject to a stock option award is equal to the dollar equivalent value of a stock option as calculated using a Black-Scholes option-pricing model, divided into the amount of cash that would have been received but for the election. The exercise price of the stock option is equal to the fair market value of our common stock on the date of grant. The restricted stock awards, and stock options are granted on the first trading day of January and vest quarterly over the calendar year subject to continued service as a non-employee director on the applicable vesting dates.

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year ended December 31, 2013 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Awards ($)(1)	Total ($)
Ernst-Guenter Afting(3)(4)	1,500	126,370	—	127,870
Kenneth Buechler(3)(4)	3,750	128,846	—	132,596
John A. Fazio(3)	20,000	112,752	—	132,752
Myla Lai-Goldman(2)(4)	1,500	63,234	56,488	121,222
Richard A. Lerner(3)(4)	1,500	122,658	—	124,158
David Pendarvis(2)	—	63,234	77,031	140,265
Charles P. Slacik(3)	—	120,181	—	120,181

(1)	Represents the full grant date fair value of option and restricted stock awards for awards granted during 2013 calculated in accordance with FASB ASC Topic 718.
(2)	Dr. Lai-Goldman and Mr. Pendarvis elected to receive 100% of their Board of Directors retainers for 2013 in the form of restricted shares of common stock. The restricted stock awards vested in four quarterly installments on the last day of each quarter of the fiscal year, subject to continued service as a member of the Board of Directors on the applicable vesting dates.

(3)	Dr. Afting, Dr. Buechler, Dr. Lerner, and Mr. Slacik elected to receive 100% of their Board of Directors retainers for 2013 paid in stock options. Mr. Fazio elected to receive 66.7% of his Board of Directors retainer for 2013 paid in stock options, with the remaining portion paid in cash. The option awards vested in four quarterly installments on the last day of each quarter of the fiscal year, subject to continued service as a member of the Board of Directors on the applicable vesting dates.
(4)	In March 2013, the Board of Directors approved an increase to the annual retainers for the Science Committee chair and other Science Committee members, as more fully described below. Science Committee chair and members Drs. Buechler, Afting, Lai-Goldman, and Lerner, received pro-rata cash fees for their service on the Science Committee from April through December 2013. All increases to the annual retainers were paid in cash regardless of whether the directors had previously elected to receive their annual retainers in the form of option awards or restricted stock awards.

The aggregate number of shares of the Company’s common stock subject to outstanding options held by each non-employee director as of December 31, 2013 was as follows: Dr. Afting 171,873 shares; Dr. Buechler 161,168 shares; Mr. Fazio 185,959 shares; Dr. Lai-Goldman 60,000 shares; Dr. Lerner 216,274 shares; Mr. Pendarvis 120,000; and Mr. Slacik 101,705 shares.

Stock Ownership Guidelines

As described above under “Compensation Policies – Stock Ownership Guidelines,” in December 2012, our Board of Directors adopted the Ownership Guidelines, which applies to our Chief Executive Officer and each of our non-employee directors. The Ownership Guidelines provides that our non-employee directors must directly own shares of the Company’s common stock having a value equal to at least three times the amount of their annual cash retainer, which value is to be determined by multiplying the number of shares owned by the closing market price of the shares on the date that is five years from the later of the effective date of the Ownership Guidelines or the date that he or she becomes a director, measured as of the last day of the applicable fiscal year. Each non-employee director has a period of five years to comply with this requirement, measured from the later of the date of adoption of the Ownership Guidelines or the date such individual becomes a non-employee director. The Ownership Guidelines also provides that, until such time as a non-employee director satisfies this requirement, he or she (i) must hold all shares of common stock received in lieu of cash compensation and 50% of the net shares of common stock received from equity awards and (ii) will receive at least 25% of his or her annual retainer in shares of the Company’s common stock.

Retainer Payments for Board of Directors and Committee Service

The Compensation Committee oversaw the compensation of our non-employee directors for 2013. For 2013 annual retainers were paid as follows:

Type of payment	Amount
Annual retainer for all Directors	$40,000
Additional annual retainer for the Chairman of the Board	$20,000
Additional annual retainer for the Chairman of the Audit Committee	$20,000
Additional annual retainer for Audit Committee Members (non-Chair)	$6,000
Additional annual retainer for the Chairman of the Compensation Committee	$14,000
Additional annual retainer for Compensation Committee Members (non-Chair)	$4,000
Additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee	$9,000
Additional annual retainer for Nominating and Corporate Governance Committee Members (non-Chair)	$2,000
Additional annual retainer for the Chairman of the Science Committee(1)	$14,000
Additional annual retainer for Science Committee Members (non-Chair)(1)	$4,000

(1)	In March 2013, with the recommendation of our Compensation Committee, our Board of Directors increased the annual retainers for the Science Committee chair from $9,000 to $14,000 and for Science Committee members from $2,000 to $4,000.

Retainer payments are paid in cash, restricted stock, or stock options, at the election of each individual director. Our non-employee directors are also eligible to be reimbursed for their expenses incurred in connection with attendance of our Board of Directors and committee meetings.

Equity Awards

In June 2013, in connection with their re-election to our Board of Directors, our existing non-employee directors each received an option to purchase 20,000 shares of the Company’s common stock. These options vest upon the earlier of the first anniversary of the grant date or the date of the next Annual Meeting of Stockholders, they have a ten year term, and they are exercisable for a period of three years following cessation of service as a member of our Board of Directors (subject to the option term).

The following table sets forth the number of shares of the Company’s common stock subject to the option awards and restricted stock awards granted to our non-employee directors in 2013:

Name	Stock Options	Restricted Stock
Ernst-Guenter Afting	36,190	—
Kenneth F. Buechler	36,825	—
John A. Fazio	32,698	—
Myla Lai-Goldman	20,000	11,458
Richard A. Lerner	35,238	—
David Pendarvis	20,000	15,625
Charles P. Slacik	34,603	—

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2013.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	15,111,271		$5.65	(1)	9,009,606	(2)
Equity compensation plans not approved by security holders(3)	314,700	(4)	$6.30	(4)	235,300

Total	15,425,971		$5.67	(1)	9,244,906

(1)	The weighted-average exercise price does not take into account 2,132,946 shares that may be issued under outstanding restricted stock units that vest upon achievement of defined performance targets.
(2)	Of the 9,009,606 shares available for issuance, 2,034,768 were reserved for issuance under our 1999 Employee Stock Purchase Plan (“ESPP”).
(3)	Represents shares issuable under our New-Hire Equity Incentive Plan, which was approved by our Board of Directors in February 2010. In February 2011, our Board of Directors increased the share reserve under the New-Hire Equity Incentive Plan by an additional 400,000 shares of common stock.
(4)	Excludes outstanding options and warrants that were acquired in conjunction with our acquisition of Axiom Biotechnologies in 2002. There are 232 options outstanding in connection with Axiom Biotechnologies at a weighted average exercise price of $14.34.

CERTAIN TRANSACTIONS

Our Audit Committee is responsible for reviewing and approving or ratifying related-persons transactions. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under our Audit Committee Charter, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee for consideration and approval or ratification. Our Audit Committee will generally review the material facts with respect to any such transaction, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee may take into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director would recuse himself from the deliberations and approval. Generally, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee would look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

We have entered into employment agreements with certain of our officers. Please see “Employment Contracts” and “Post-Employment Payments” sections under “Executive Compensation” above.

Dr. Cantor was our Chief Scientific Officer during 2013 and was previously the chair and professor of the departments of biomedical engineering and pharmacology, and Director of the Center for Advanced Biotechnology at Boston University. Since 2012, Dr. Cantor has been a professor emeritus at Boston University. We recorded product revenue for MassARRAY hardware and consumables, purchased by Boston University, totaling $2,000, $24,000, and $34,000 in the years ended December 31, 2013, 2012, and 2011, respectively. We have agreements with Boston University, in which Dr. Cantor participates, pursuant to which we paid $1,500,000, $254,000, and $204,000 in the years ended December 31, 2013, 2012, and 2011, respectively.

Dr. Cantor is adjunct professor in the department of bioengineering at UCSD and Dr. Bombard, our Chief Medical Officer, is a clinical professor in the department of reproductive medicine at UCSD. We recorded product revenue for MassARRAY hardware and consumables, purchased by UCSD, totaling $10,000, $77,000, and $4,000 in the years ended December 31, 2013, 2012, and 2011, respectively.

Dr. Lerner is a member of our Board of Directors, was President of Scripps Research Institute and is now Institute Professor. Dr. Cantor is adjunct professor in the department of molecular biology at Scripps Research Institute. For the years ended December 31, 2013, 2012, and 2011, we have recorded product revenue for MassARRAY hardware and consumables, purchased by Scripps, totaling approximately $55,000, $47,000, and $42,000, respectively. We have agreements with Scripps that we paid $2,000, $13,000, and $0 in the years ended December 31, 2013, 2012, and 2011, respectively.

Dr. Bombard is clinical professor, obstetrics and gynecology, at the Albert Einstein College of Medicine. For the years ended December 31, 2013, 2012, and 2011, we have recorded product revenue for MassARRAY hardware and consumables purchased by the Albert Einstein College of Medicine totaling approximately $108,000, $90,000, and $98,000, respectively.

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sequenom stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, bank or other agent, and direct a written request to Investor Relations, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or contact us at (858) 202-9000. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

AVAILABLE INFORMATION

A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2013 is available without charge upon written request to: Finance Department, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by telephone at (858) 202-9000.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Harry F. Hixson, Jr.

Chairman of the Board of Directors and Chief Executive Officer

April 25, 2014

SEQUENOM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2014

The undersigned hereby appoints Harry F. Hixson, Jr., Paul V. Maier and R. William Bowen, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of Sequenom, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 3595 John Hopkins Court, San Diego, California 92121 on June 10, 2014 at 9:00 a.m. local time, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -detach here- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

The Board of Directors recommends a vote FOR all of the nominees for director listed below.

Proposal 1:        To elect nine directors to hold office until the 2015 annual meeting of stockholders.

☐	FOR all nominees listed below (except as marked to the contrary below).

Nominees: Kenneth F. Buechler, John A. Fazio, Harry F. Hixson, Jr., Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, David Pendarvis, Charles P. Slacik, and William Welch

☐	WITHHOLD AUTHORITY to vote for each nominee listed below.

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

The Board of Directors recommends a vote FOR the following Proposal.

Proposal 2:	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote FOR the following Proposal.

Proposal 3:	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2014.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated

Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.